Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

AMONG

MEDIVATION, INC.

ORION ACQUISITION CORP. II

AND

MEDIVATION ACQUISITION CORP.

DATED AS OF

DECEMBER 17, 2004

i

ARTICLE V. REPRESENTATIONS OF ORION AND MERGER SUB		15

5.1	Due Incorporation; Foreign Qualifications	15
5.2	Due Authorization	16
5.3	Non-Contravention	16
5.4	Capitalization	17
5.5	Financial Statements	17
5.6	No Adverse Effects	18
5.7	Title to Properties	18
5.8	Liabilities	18
5.9	Intellectual Property	18
5.10	Contracts	19
5.11	Insurance	20
5.12	Employee Benefit Plans	20
5.13	Tax Matters	20
5.14	Reorganization Treatment	21
5.15	Environmental	22
5.16	Litigation	22
5.17	Conflict of Interest	23
5.18	Bank Accounts	23
5.19	Compliance with Laws	23
5.20	Broker Fees	23
5.21	Board and Stockholder Approval	23
5.22	Employee Matters	24
5.23	SEC Filings	24
5.24	Takeover Restrictions	24
5.25	Full Disclosure	24
5.26	Financing Transaction	24

ARTICLE VI. COVENANTS		25

6.1	Implementing Agreement	25
6.2	Access to Information and Facilities; Confidentiality	25
6.3	Preservation of Business	25
6.4	Certain Notices	27
6.5	Blue Sky Compliance	27
6.6	Post-Merger Board Composition	28
6.7	Registration Rights	28
6.8	Consents and Approvals	28
6.9	Maintenance of Insurance	29
6.10	No Other Negotiations	29
6.11	Accredited Investor Questionnaire	29
6.12	Schedules	30
6.13	Supplemental Information	30
6.14	Lockup Agreements	30
6.15	Certificate of Designations	30
6.16	Tax-Free Reorganization Treatment	30

ARTICLE VII. CONDITIONS PRECEDENT TO OBLIGATIONS OF ORION		31

7.1	Representations and Warranties	31
7.2	Compliance with Agreements and Covenants	31
7.3	Consents and Approvals	31
7.4	Documents	31
7.5	No Material Adverse Change	31

7.6	Actions or Proceedings	31
7.7	Target Dissenting Stockholders	31
7.8	Approval of Merger	31
7.9	[Intentionally omitted]	32

ARTICLE VIII. CONDITIONS PRECEDENT TO OBLIGATIONS OF TARGET		32

8.1	Representations and Warranties	32
8.2	Compliance with Agreements and Covenants	32
8.3	Consents and Approvals	32
8.4	Documents	32
8.5	No Material Adverse Change	32
8.6	Actions or Proceedings	32
8.7	Target Dissenting Stockholders or Shareholders	32
8.8	[Intentionally omitted]	33
8.9	Appointment of Mr. Hung to Surviving Corporation Board	33
8.10	Orion Assets	33
8.11	D&O Insurance	33
8.12	[Intentionally omitted]	33

ARTICLE IX. DELIVERIES AT CLOSING		33

9.1	Target Closing Deliveries	33
9.2	Orion Closing Deliveries	34

ARTICLE X. TERMINATION		35

10.1	Merger Agreement Termination	35
10.2	Effect of Termination	35

ARTICLE XI. MISCELLANEOUS		36

11.1	Certain Definitions	36
11.2	Other Definitions	38
11.3	Expenses	39
11.4	Amendment	39
11.5	Non-Survival of Representation and Warranty Breach	39
11.6	Confidentiality and Return of Information to Target	39
11.7	Confidentiality and Return of Information to Orion	40
11.8	Press Release: Public Announcements	40
11.9	Notices	40
11.10	Waivers	41
11.11	Interpretation	41
11.12	Applicable Law	41
11.13	Assignment	42
11.14	No Third Party Beneficiaries	42
11.15	Further Assurances	42
11.16	Severability	42
11.17	Remedies Cumulative	42
11.18	Entire Understanding	42
11.19	Counterparts	42
11.20	Resolution of Disputes	42

SCHEDULES AND EXHIBITS

SCHEDULE 2.1(d)
SCHEDULE 4.4(b)
SCHEDULE 4.6
SCHEDULE 4.9
SCHEDULE 4.10
SCHEDULE 4.11
SCHEDULE 4.12
SCHEDULE 4.13(a)
SCHEDULE 4.19
SCHEDULE 4.21
SCHEDULE 5.3(a)
SCHEDULE 5.9
SCHEDULE 5.10
SCHEDULE 5.11
SCHEDULE 5.16
SCHEDULE 5.17
SCHEDULE 5.18
SCHEDULE 5.20
SCHEDULE 6.11
SCHEDULE 6.14
SCHEDULE 7.3

EXHIBIT 1.2
EXHIBIT 6.6(c)
EXHIBIT 6.7
EXHIBIT 6.14
EXHIBIT 6.15

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of December 17, 2004, by and among Medivation, Inc., a Delaware corporation (the “Target”), Orion Acquisition Corp. II, a Delaware corporation (“Orion”), and Medivation Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Orion (the “Merger Sub”). Certain capitalized terms used in this Agreement are defined in ARTICLE XI of this Agreement.

W I T N E S S E T H:

WHEREAS, Orion desires to acquire Target, and Target desires to be acquired by Orion through the merger of Merger Sub with and into Target, with Target being the surviving entity pursuant to the terms hereinafter set forth (the “Merger”);

WHEREAS, the respective Boards of Directors of Orion, Merger Sub and Target have approved and declared advisable the Merger upon the terms and subject to the conditions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the respective Boards of Directors of Orion, Merger Sub and Target have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders; and Orion, as the sole stockholder of Merger Sub, and the holders of Target Common Stock (as defined below), in each case have approved this Agreement and the Merger; and

WHEREAS, Orion, Merger Sub and Target each intend, for Federal income tax purposes, that the Merger contemplated thereby constitutes a reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.

ADOPTION OF AGREEMENT

1.1	The Merger.

Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2 herein), in accordance with this the relevant provisions of the DGCL, Merger Sub shall be merged with and into Target, and Target shall be the surviving corporation to the Merger (the “Surviving Corporation”). Upon completion of the Merger, the existence of Merger Sub shall cease at the Effective Time as a consequence of the Merger.

1.2	Effective Date of Merger.

Upon the terms and subject to the conditions hereof, as soon as practicable after the satisfaction or waiver of the conditions set forth in ARTICLE VII and ARTICLE VIII of this Agreement, the Certificate of Merger substantially in the form annexed hereto as EXHIBIT 1.2 (the “Certificate of Merger”) shall be executed in accordance with Section 251 of the DGCL and delivered to the Secretary of State of the State of Delaware (the time of such filing being the “Effective Time”, and the date of such filing being the “Effective Date”).

1.3	Surviving Corporation.

Following the Merger, Target shall continue to exist under and be governed by the laws of the State of Delaware and shall be the Surviving Corporation.

1.4	Effect of Merger.

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Target and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Target and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5	Certificate of Incorporation of Surviving Corporation.

The Certificate of Incorporation of Target, as in effect at the Effective Time, shall continue in full force and effect, and shall be adopted as the Certificate of Incorporation of the Surviving Corporation.

1.6	By-laws of Surviving Corporation.

The By-laws of Target, as in effect at the Effective Time, shall continue in full force and effect, and shall be adopted as the By-laws of the Surviving Corporation.

1.7	Directors and Officers of Surviving Corporation.

The directors of Target immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of Target immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II.

PLAN OF MERGER

2.1	Conversion.

(a)	Conversion of Target Common Stock.

At the Effective Time, each share of Common Stock, par value $0.001 per share, of Target (the “Target Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Target Common Stock to be canceled pursuant to Section 2.1(e)) shall be converted, subject to Section 2.1(h), into the right to receive .122935 shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), of Orion (the “Conversion Rate”). All such converted shares of Target Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such converted shares shall thereafter represent the right to receive a certificate representing that number of shares of Series B Preferred Stock into which such shares of Target Common Stock were converted in the Merger pursuant to this Agreement.

(b)	Conversion of Target Warrants.

At the Effective Time, each issued and outstanding warrant to purchase shares of capital stock of Target at the Effective Time (the “Target Warrants”), by virtue of the terms thereof and the Merger and without further action, shall be assumed by Orion and modified so that, in lieu of having the right to acquire such shares of capital stock of Target on exercise of the applicable Target Warrant, the holders thereof shall have the right to acquire that number of shares of common stock, par value $0.01 per share, of Orion (the “Orion Common Stock”) equal to that number of shares of Target Common Stock as have been set forth in the applicable Target Warrant, in each case at an exercise price of $1.55 per share of Orion Common Stock.

(c)	Conversion of Target Options.

At the Effective Time, all unexercised and unexpired options to purchase shares of Target Common Stock then outstanding under any stock option plan of Target at the Effective Time, including the 2004 Equity Incentive Awards Plan or any other plan, agreement or arrangement (the “Target Stock Option Plans”), whether or not then exercisable (the “Target Options”), shall be assumed by Orion. Each Target Option so assumed by Orion under this Agreement shall continue to have, and be subject to, the same terms and conditions as set forth in the applicable Target Stock Option Plan and any agreements thereunder immediately prior to the Effective Time (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby)), except that (i) each Target Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Orion Common Stock equal to (A) twenty (20) times the number of shares of Target Common Stock issuable upon the exercise of such Target Option immediately prior to the Effective Time, multiplied by (B) the Conversion Rate, rounded down to the nearest whole number of shares of Target Common Stock; and (ii) the per share exercise price for the shares of Orion Common Stock issuable upon exercise of each such assumed Target Option shall be equal to the quotient determined by dividing (X) the quotient determined by dividing the exercise price per share of Target Common Stock at which such Target Option was exercisable immediately prior to the Effective Time by the Conversion Rate by (Y) twenty (20), rounded up to the nearest whole cent. The conversion of any Target Options which are “incentive stock options” within the meaning of Section 422 of the Code into options to purchase Orion Common Stock shall be made in a manner consistent with Section 424(a) of the Code so as not to constitute a “modification” of such Target Options within the meaning of Section 424 of the Code. Continuous employment with Target or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed Target Options after the Effective Time.

(d)	Schedule of Target Warrants and Options.

Attached hereto as SCHEDULE 2.1(d) is the list of Target Warrants and Target Options, the respective holders thereof and the numbers and classes of Target Common Stock and Orion Common Stock for which they may now, and after the Merger be, exercised and the price per share of Orion Common Stock payable upon such exercise.

(e)	Cancellation of Certain Shares.

Each share of Target Common Stock held by Orion or the Merger Sub, or in the treasury of either, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect to either, as applicable.

(f)	Merger Sub.

Each share of common stock, par value $0.00001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”).

(g)	Equitable Adjustments.

If during the period between the date of this Agreement and the Effective Time the outstanding shares of any of the Series B Preferred Stock, Orion Common Stock or Target Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Conversion Rate shall be correspondingly and equitably adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(h)	Fractional Shares.

No certificates or scrip representing fractional shares of Series B Preferred Stock shall be issued upon the surrender for exchange of certificates, and no dividend or distribution with respect to Series B Preferred Stock shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Orion.

2.2	Reservation of Shares for Target Warrants and Target Options.

Orion shall retain and reserve that number of authorized but unissued shares of Orion Common Stock that shall be issuable upon the exercise of the Target Warrants and the Target Options at any given time until their respective exercise, conversion or termination, as applicable.

2.3	Dissenting Shareholders.

Any holder of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time with respect to which dissenters’ rights, if any, are available by reason of the Merger pursuant to Section 262 of the DGCL or Chapter 13 of the California Corporations Code (the “CCC”) who has not voted in favor of the Merger or consented thereto in writing and who complies with Section 262 of the DGCL or Chapter 13 of the CCC (the “Target Dissenting Shares”) shall not be entitled to receive any Series B Preferred Stock pursuant to this ARTICLE II, unless such holder fails to perfect, effectively withdraws or loses its dissenters’ rights under the DGCL or the CCC. Such holder shall be entitled to receive only such rights as are granted under Section 262 of the DGCL or Chapter 13 of the CCC, as applicable. If any such holder fails to perfect, effectively withdraws or loses such dissenters’ rights under the DGCL or the CCC, as applicable, such Target Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive that number of shares of the Series B Preferred Stock to which such shares of Target securities are entitled pursuant to this ARTICLE II, in each case without interest. Prior to the Effective Time, the Target shall give Orion prompt notice of any written demands for appraisal pursuant to Section 262 of the DGCL or Chapter 13 of the CCC, as applicable, received by the Target, withdrawals of any such written demands and any other documents or instruments received by the Target in connection therewith. Orion shall have the right to participate in and direct all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Target shall not, except with the prior written consent of Orion, which consent shall not unreasonably be withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any payments made with respect to Target Dissenting Shares shall be made solely by the Surviving Corporation, and no funds or other property shall be provided by Target, Orion or Merger Sub for such payment.

2.4	Conversion of Shares of Target Common Stock.

The manner of converting shares of Target Common Stock into shares of Series B Preferred Stock in accordance with Section 2.1(a) above, shall be as follows:

(a) From and after the Effective Time, Orion shall act as exchange agent in effecting the conversion of certificates representing shares of Target Common Stock pursuant to

Section 2.1(a) hereof. As soon as practicable after the Effective Time, and after surrender to Orion by each holder of shares of Target Common Stock (each, a “Participating Stockholder”) of certificates which prior to the Effective Time represented shares of Target Common Stock, the Surviving Corporation shall cause to be distributed to such Participating Stockholder in whose name such stock certificates shall have been registered, or in accordance with the written instructions transmitted to Orion by the Participating Stockholder, certificates representing shares of Series B Preferred Stock, all in accordance with the provisions of Section 2.1(a) hereof. Upon the surrender by Participating Stockholders of each certificate representing shares of Target Common Stock, and upon the issuance and delivery by Orion of certificates representing shares of Series B Preferred Stock, the certificates which prior to the Effective Time represented outstanding shares of Target Common Stock shall forthwith be canceled. Until so surrendered and exchanged, each such certificate representing shares of Target Common Stock shall be deemed for all purposes to evidence only a right to receive shares of Series B Preferred Stock, and the holders of such certificates after the Effective Time shall no longer be deemed for any purpose to be holders of shares of Target Common Stock.

(b) Participating Stockholders shall, for all purposes (except for the payment of possible dividends or other distributions by Orion which shall be withheld until the exchange of certificates pursuant to Section 2.4(a) hereof), be deemed to be stockholders of Orion, as of the Effective Time, irrespective of whether they have received their certificates or agreements representing shares of Series B Preferred Stock.

(c) Immediately prior to the Effective Time, Orion shall have prepared certificates representing that number of shares of Series B Preferred Stock as Orion may be required to issue in accordance with Section 2.1(a) hereof.

(d) Promptly after the Effective Time, Orion, on behalf of Target and Orion, shall mail to each holder of record of certificates which immediately prior to the Effective Time represented shares of Target Common Stock a form of letter of transmittal and instructions for use in surrendering such certificates and receiving certificates representing shares of Series B Preferred Stock.

2.5	Notice of Change in Terms of Target Warrants and Options.

Promptly after the Effective Time, Orion shall mail to each holder of Target Warrants and Target Options a notice of the terms of their respective securities as a result of the Merger.

ARTICLE III.

CLOSING

3.1	Closing Date.

The closing of the Merger (the “Closing”) and the other transactions contemplated by this Agreement (the “Related Transactions”) shall take place at the offices of Latham & Watkins LLP, 505 Montgomery Street, San Francisco, California 94111 at 12:00 noon, California time, on December 17, 2004, as soon as practicable after the satisfaction or waiver of the conditions set forth in ARTICLE VII and ARTICLE VIII of this Agreement, or such other date, time and place as each of the parties hereto may otherwise agree in writing (the “Closing Date”).

3.2	Execution of Merger Documents.

On the Closing Date, the Surviving Corporation shall execute the Certificate of Merger as provided by the DGCL. The Certificate of Merger shall be transmitted by the Surviving Corporation to the appropriate offices for filing and/or recording on the Closing Date, in order that the Merger contemplated by this Agreement shall become effective at 12:00 noon, California time, on the Closing Date.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF TARGET

Target represents and warrants to Orion and Merger Sub that all of the statements contained in this ARTICLE IV are true as of the date of this Agreement (or, if made as of a specified date, as of such date) except, in each case, as (a) set forth in the schedules attached to this Agreement (the “Disclosure Schedules”); or (b) as otherwise provided in this Agreement. For purposes of the representations and warranties of Target contained in this ARTICLE IV, disclosure in any section of the Disclosure Schedule of any facts or circumstances shall be deemed to be an adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Target calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, if it is reasonably apparent on the face of the Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Disclosure Schedule by Target shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

4.1	Due Incorporation.

(a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted. To the Knowledge of Target, Target is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it requires such qualification or licensing, except where the failure to be so qualified or licensed would not have a Target Material Adverse Effect. All minutes of meetings (or written consents in lieu of meetings) of the Board of Directors (and all committees thereof) of Target, and all minutes of meetings (or written consents in lieu of meetings) of the stockholders of Target, in each case having occurred since October 10, 2003, have been, or prior to the Closing Date will have been, delivered to Orion.

(b) Target has no wholly or partially owned subsidiaries.

Target does not own any economic, voting or management interest in any Person.

4.2	Due Authorization.

Target has full power and authority to enter into this Agreement, the Certificate of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Target of this Agreement have been, or, in the case of the Certificate of Merger, prior to the Closing Date will be, duly and validly approved and authorized by the holders of Target Common Stock and the Board of Directors of Target, no other actions or proceedings on the part of Target are necessary to authorize this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby. Target has duly and validly executed and delivered this Agreement and will duly and validly execute and deliver the Certificate of Merger. This Agreement constitutes the legal, valid and binding obligation of Target, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3	Consents; Non-Contravention.

(a) Except for the filing of the Certificate of Merger with the appropriate authorities pursuant to the DGCL, no permit, consent, authorization or approval of, or filing or registration with, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Target of this Agreement, the Certificate of Merger, or the consummation of the transactions contemplated hereby or thereby, or for the lawful continued operation by Orion following the Effective Time of the business currently conducted by Target.

(b) Except as would not result in a Target Material Adverse Effect, the execution, delivery and performance by Target of this Agreement and the Certificate of Merger do not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, constitute a default (or a circumstance which, with or without notice or lapse of time or both, would constitute a default) or give any third party any additional right (including a termination right) under, permit cancellation of, or result in the creation of any Lien upon any of the assets or properties of Target under any contract to which Target is a party or by which Target or any of its assets or properties is bound; (iii) permit the acceleration of the maturity of any indebtedness of Target or indebtedness secured by Target’s assets or properties; or (iv) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Target.

(c) Target has obtained, and is in compliance with, all Permits required for the complete operation of the business of Target as currently operated, except as would not result in a Target Material Adverse Effect; and such Permits are currently valid and in full force, and, to the Knowledge of Target, no revocation, cancellation or withdrawal thereof has been threatened or noticed to Target; and Target has filed such timely and complete renewal applications as may be required with respect to such Permits; and, to the Knowledge of Target, such Permits in their current state will allow Target to continue to operate its business following the Effective Time in substantially the same manner as Target’s business is currently operated.

4.4	Capitalization.

(a) The authorized capital stock of Target consists of 5,000,000 shares of Target Common Stock. On the date hereof, there are issued and outstanding 2,700,000 shares of Target Common Stock. All of the issued and outstanding shares of Target Common Stock are validly issued, fully paid and non-assessable and the issuance thereof was not subject to preemptive rights.

(b) SCHEDULE 4.4(b) sets forth a complete list of all shares of Target Common Stock or other equity securities (whether or not such securities have voting rights) of Target issued or outstanding and any subscriptions, options, warrants, call rights, convertible securities or other agreements or commitments of any character obligating Target to issue, transfer or sell any shares of capital stock or other securities (whether or not such securities have voting rights) of Target; and SCHEDULE 4.4(b) sets forth all outstanding contractual obligations of Target which relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any shares of capital stock or other securities of Target.

(c) Each outstanding security, agreement or arrangement of Target that gives the holder or contract party the right to acquire capital stock of any class of Target, including the Target Warrants and the Target Options, on the Effective Date, automatically with no action by Target or Orion, will become the right to acquire the securities of Orion as provided in ARTICLE II hereof.

4.5	Financial Statements.

The Target Financial Statements present fairly the financial position, results of operations and cash flows for the periods covered therein. The Target Financial Statements are in accordance with the books and records of Target, do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. The Target Financial Statements make full and adequate disclosure of, and provision for, all material obligations and liabilities of Target as of the date thereof. There are no significant deficiencies or material weaknesses in the design or operation of Target’s internal controls which would adversely affect Target’s ability to record, process, summarize and report financial data.

4.6	No Adverse Effect.

Except as set forth on SCHEDULE 4.6, as reflected in Target Financial Statements or as contemplated by the Certificate of Merger, since October 31, 2004, Target has not (a) taken any of the actions set forth in Section 6.3 (unless excepted therein); (b) suffered any Target Material Adverse Effect; (c) suffered any damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance); or (d) increased the compensation of any executive officer of Target.

4.7	Title to Properties.

To the Knowledge of Target, Target (a) has good and marketable title to, and is the lawful owner of, all of the material tangible and intangible assets, properties (including real property) and rights reflected as being owned by Target in Target Financial Statements (other than assets disposed of in the ordinary course of business since October 31, 2004); and (b) at the Effective Time, will have good and marketable title to, and will be the lawful owner of, all of such tangible and intangible assets, properties, including real property, and rights, in each case with respect to (a) and (b), free and clear of any Liens, except for (i) any Lien for current taxes not yet due and payable; and (ii) Liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Target.

4.8	Liabilities.

Except to the extent reflected in the Target Financial Statements, Target has no material debts, liabilities or obligations of any nature other than liabilities incurred subsequent to October 31, 2004 and incurred in the ordinary course of Target’s business.

4.9	Intellectual Property.

SCHEDULE 4.9 is a true and complete list of all Intellectual Property used by Target in the conduct of its business. Except as disclosed on SCHEDULE 4.9:

(a) all of the Intellectual Property as set forth on SCHEDULE 4.9 is owned by Target or licensed on a perpetual, exclusive basis with royalties as set forth on SCHEDULE 4.9;

(b) none of the Intellectual Property as set forth on SCHEDULE 4.9 is the subject of any pending or, to the Knowledge of Target, threatened, litigation or claim of infringement;

(c) no license or royalty agreement as set forth on SCHEDULE 4.9 to which Target is a party is in breach or default by Target or, to the Knowledge of Target, any other party thereto; and no license or royalty agreement as set forth on SCHEDULE 4.9 is the subject of any notice of termination given or threatened in writing;

(d) to the Knowledge of Target, the products and services being offered or developed by Target do not and currently will not infringe any Intellectual Property rights of another; and Target has not received any notice contesting its right to use any Intellectual Property as set forth on SCHEDULE 4.9;

(e) Target has not granted any license or agreed to pay or receive any royalty in respect of any Intellectual Property; and

(f) Target possesses adequate rights as owner or licensee in and to all Intellectual Property necessary to conduct its business as currently conducted.

(g) Target has no Knowledge which, directly or indirectly, indicates a material infirmity in any United States and foreign Intellectual Property set forth on SCHEDULE 4.9, or any basis for invalidity or unenforceability of any rights claimed by Target in the Intellectual Property set forth on SCHEDULE 4.9.

(h) Target has no Knowledge which, directly or indirectly, indicates that the licensor in each license agreement under which Target has been granted rights set forth on SCHEDULE 4.9 does not own the entire unencumbered right, title and interest in and to the Intellectual Property set forth on SCHEDULE 4.9 which is the subject of the license.

(i) Target has delivered to Orion for inspection and copying a true copy of each document in Target’s possession relating to each item of Target Intellectual Property set forth on SCHEDULE 4.9, including each license agreement, relating to Target’s present and intended business activities, and has disclosed to Orion each and all facts, test results and other information known to Target which has, or to its Knowledge may have, any negative impact upon the efficacy of any of Target Intellectual Property set forth on SCHEDULE 4.9.

4.10	Contracts.

(a) SCHEDULE 4.10 lists all the Target Material Contracts, including but not limited to those categories listed below:

(i) any collective bargaining agreement;

(ii) any Contract with any senior employee, consultant, officer or director of Target;

(iii) any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any Contract to act as one of the foregoing, on behalf of any Person;

(iv) any Contract which involves the payment or receipt of cash or other property, an unperformed commitment, or goods or services;

(v) any Contract pursuant to which Target has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

(vi) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property or agreement for financing;

(vii) any Contract involving a partnership, joint venture or other cooperative undertaking;

(viii) any Contract or arrangement involving any restrictions with respect to the geographical area of operations or scope or type of business of Target;

(ix) any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of Target, or Target is granted the authority to act for or on behalf of any Person;

(x) any Contract relating to any corporate acquisition or disposition by Target, or any acquisition or disposition of any subsidiary, division, line of business, or real property, during the five (5) years prior to the date of this Agreement; and

(xi) any Target Material Contract not specified above that is otherwise a Target Material Contract.

Target has made available to Orion true and complete copies of each Target Material Contract listed on SCHEDULE 4.10 and indicated by written description each oral arrangement so listed. To the Knowledge of Target, the cancellation of any such Target Material Contracts at any time by the other Person would not have a Target Material Adverse Effect.

4.11	Insurance.

SCHEDULE 4.11 contains an accurate and complete list of all policies of fire, liability, workers’ compensation, product liability, title and other forms of insurance owned or held by Target. Except as would not result in a Target Material Adverse Effect, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been, or prior to the Closing Date, will be, paid, and no notice of cancellation or termination has been received with respect to any such policy therein listed. Target has not been refused any insurance with respect to its assets or operations, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the two years prior to the date of this Agreement. To the Knowledge of Target, the insurance policies set forth on SCHEDULE 4.11 provide the types and amounts of insurance customarily obtained by businesses similar to the business of Target.

4.12	Employee Benefit Plans.

Except as provided in SCHEDULE 4.12, Target nor any other member of the Controlled Group (as hereinafter defined) (a) has at any time maintained, contributed to or participated in; (b) has or had at any time any obligation to maintain, contribute to or participate in; or (c) has any liability or contingent liability, direct or indirect, with respect to: any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), oral or written retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay plan, severance plan, bonus plan, stock compensation plan or any other type or form of employee-related arrangement, program, policy, plan or agreement. For purposes of this Agreement, the term “Controlled Group” shall refer to Target and each other corporation or other entity under common control with Target (pursuant to the provisions of Sections 414(b), (c), (m) or (o) of the Code) at any time during the 60-month period ending on the Closing Date.

4.13	Labor Matters.

(a) SCHEDULE 4.13(a) lists all the written employment, consulting and similar agreements, which are currently in effect to which Target is a party under which Target is obligated to pay in salary $100,000 pursuant to the current term (exclusive or without extensions thereof) or more in any twelve (12) month period. To the Knowledge of Target, Target has conducted and currently is conducting its business in material compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment. During the past two years there has been, no labor strike, dispute, slow-down, work stoppage or other material labor difficulty pending or, to Target’s Knowledge, threatened against or involving Target. None of the employees of Target is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and no attempt is currently being made, or during the past two years has been made, to organize any employees of Target to form or enter a labor union or similar organization.

(b) Target has no material liability for any vacation time, vacation pay, retirement benefits, disability or other insurance benefits or severance pay attributable to services rendered prior to the date of each such balance sheet.

4.14	Tax Matters.

(a) “Taxes”, as used in this Agreement, means any Federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any Governmental Authority, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability. “Tax Return”, as used in this Agreement, means a report, return or other information required to be supplied to a Governmental Authority with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities.

(b) Target has not taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Target is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(c) Target has duly and timely filed with the appropriate Tax authorities or other Governmental Entities all Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. All Taxes shown as due on such Tax Returns have been timely paid.

(d) The unpaid Taxes of Target (i) did not, as of the dates of the most recent financial statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements; and (ii) shall not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Target in filing its Tax Returns.

(e) (i) No deficiencies for Taxes with respect to Target have been claimed, proposed or assessed by a Tax authority or other Governmental Entity; (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of Target is being conducted by any Tax authority or Governmental Entity, and Target has not received notification in writing that any such audit or other proceeding is pending; and (iii) neither Target nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) There are no Tax liens upon any property or assets of Target except (i) liens for current Taxes not yet due and payable; and (ii) liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP.

(g) Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(h) Target is not currently the beneficiary of any extension of time within which to file any material Tax Return.

(i) No claim has ever been made by an authority in a jurisdiction where any of Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(j) Target has no liability for the Taxes of any person (other than members of the affiliated group of which Target is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law); (ii) as a transferee or successor; (iii) by contract; or (iv) otherwise.

(k) Target has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(l) Target has not been a party to any distribution occurring during the two years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(m) Target has not been a party to any Contract, plan or arrangement, under which it is obligated to make or to provide, or could be become obligated to make or to provide, a payment or benefit that would be nondeductible under Section 280G of the Code.

(n) Target is not a party to, bound by or have any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement. Target (and its subsidiaries and affiliates) has, within the time and in the manner prescribed by law, paid (and until the Effective Time shall pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

(o) There are no material liens for Taxes upon the assets of Target (and its subsidiaries and affiliates) except liens for Taxes not yet due.

(p) Target (and its Affiliates) has complied (and until the Effective Time shall comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required.

(q) No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Target (and its Affiliates).

(r) Target (and its Affiliates) has not received any Tax Rulings (as defined below) or entered into any Closing Agreements (as defined below) with any taxing authority that would have a continuing adverse effect after the Effective Time. “Tax Ruling”, as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. “Closing Agreement”, as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

4.15	Reorganization Treatment.

(a) Assets. At the Effective Time, Target will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts paid by Target to holders of Target Dissenting Shares, amounts paid by Target to Stockholders who receive cash or other property, amounts used by Target to pay Merger expenses, amounts paid by Target to redeem stock, securities, warrants or options of Target as part of any overall plan of which the Merger is part, and amounts distributed by Target to Stockholders (except for any regular, normal dividends) as part of an overall plan of which the Merger is a part, in each case will be treated as constituting assets of Target immediately prior to the Effective Time.

(b) Business. Target currently conducts a business. Such business is Target’s “historic business” within the meaning of Treasury Regulations Section 1.368-1(d), and no assets of Target have been sold, transferred, or otherwise disposed of that would prevent Orion from continuing the “historic business” of Target or from using a “significant portion” of Target’s “historic business assets” in a business following the Merger, as such terms are used in Treasury Regulations Section 1.368-1(d).

(c) Investment Company. Target is not an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(d) Title 11. Target is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(e) Redemptions and Distributions. Neither Target nor any person related to Target within the meaning of Treasury Regulations Sections 1.368-1(e)(3), (e)(4) and (e)(5) has purchased, redeemed or otherwise acquired, or made any distributions with respect to, any of Target’s stock prior to or in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

(f) Intercorporate Indebtedness. At the Effective Time, there will be no intercorporate indebtedness existing between Orion or Merger Sub, on one hand, and Target, on the other hand, that was issued or acquired, or will be settled, at a discount.

(g) Dividends. At the Effective Time, there will be no accrued but unpaid dividends on Target Common Stock.

(h) Control. In the Merger, stock of Target representing “control” of Target (within the meaning of Section 368(c) of the Code) will be exchanged solely for “voting stock” of Orion (within the meaning of Sections 368(a)(1)(B) and (2)(E) of the Code). For purposes of the preceding sentence, any Target Common Stock to be exchanged for cash or other property originating with Orion is treated as constituting outstanding Target Common Stock at the Effective Time.

(i) Dissenters. Payments made in respect of Target Dissenting Shares, if any, shall be made solely from the funds of Target.

4.16	Environmental.

To knowledge of Target, Target is in compliance in all material respects with all applicable federal, state and local laws and regulations governing the environment, public health and safety and employee health and safety (including all provisions of the Occupational Safety and Health Act (“OSHA”)) and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against Target and, to the knowledge of Target, no such charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice is pending or threatened in writing.

4.17	Litigation.

(a) There are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to Target’s Knowledge, threatened in writing against Target or any of Target’s officers or directors in their capacity as such, or any of their respective properties or businesses, and Target has no Knowledge of any facts or circumstances which may reasonably be likely to give rise to any of the foregoing. Target is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. Target has not entered into any agreement to settle or compromise any proceeding pending or threatened in writing against it which has involved any obligation for which Target has any continuing obligation.

(b) There are no claims, actions, suits, proceedings, or investigations pending or, to Target’s Knowledge, threatened in writing by or against Target with respect to this Agreement or the Certificate of Merger, or in connection with the transactions contemplated hereby or thereby.

4.18	Conflict of Interests.

Except as a holder of Target securities, to Target’s Knowledge, no Affiliate of Target has or claims to have any direct or indirect interest in any tangible or intangible property used in the business of Target.

4.19	Bank Accounts.

SCHEDULE 4.19 sets forth the names and locations of each bank or other financial institution at which Target has either an account (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from Target and a summary statement thereof.

4.20	Compliance with Laws.

Target is not subject to and is not in default of any order of any court, Governmental Authority or other agency or arbitration board or tribunal to which Target is or was subject within the past two years and is not in violation of any laws, ordinances, governmental rules or regulations (including, but not limited to, those relating to environmental, safety, building, product safety or health standards or labor or employment matters) to which Target is or was subject within the past two years, except in each case as would not have a Target Material Adverse Effect. To Knowledge of Target, the business of Target is currently being conducted, and at the Closing Date will be so conducted, in material compliance with Applicable Laws, except to the extent failure to comply would not have a Target Material Adverse Effect.

4.21	Broker Fees.

Except as disclosed on SCHEDULE 4.21, Target has not used any broker or finder in connection with the transactions contemplated by this Agreement and, to the Knowledge of Target, Orion has not and will not have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder’s fee or other commission payable as a result of any actions taken by Target with respect to any broker or finder in connection with the Merger contemplated by this Agreement.

4.22	Board Approval.

The Board of Directors of Target, at a meeting duly called and held prior to execution of this Agreement, duly and unanimously adopted resolutions: (a) approving and declaring advisable this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby (such approvals having been made in accordance with the DGCL, including for purposes of Section 203 thereof); (b) determining that the terms of the Merger are fair to and in the best interests of Target and its stockholders; (c) recommending that the stockholders of Orion approve and adopt this Agreement and the Merger; and (d) adopting this Agreement, which resolutions have not been modified, supplemented or rescinded and remain in full force and effect.

4.23	Takeover Restrictions.

No Takeover Statute is applicable to the Merger, except for such statutes or regulations as to which all necessary action has been taken by Target and its Board of Directors to permit the consummation of the Merger in accordance with the terms hereof, nor does Target have any stockholder rights or similar “poison pill” plans.

4.24	Full Disclosure.

No representation or warranty by Target contained in this Agreement as qualified by the schedules hereto contains any untrue statement of material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, to make any of the representations and warranties therein not misleading.

ARTICLE V.

REPRESENTATIONS OF ORION AND MERGER SUB

Each of the Orion Parties represent and warrant to Target that all of the statements contained in this ARTICLE V are true as of the date of this Agreement (or, if made as of a specified date, as of such date) except in each case as (a) set forth in the Disclosure Schedule attached to this Agreement; or (b) otherwise provided in this Agreement. For purposes of the representations and warranties of the Orion Parties contained in this ARTICLE V, disclosure in any section of the Disclosure Schedule of any facts or circumstances shall be deemed to be an adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by the Orion Parties calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, if it is reasonably apparent on the face of the Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Disclosure Schedule by the Orion Parties shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

5.1	Due Incorporation; Foreign Qualifications.

Each of the Orion Parties is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, in each case with all requisite power and authority to own, lease and operate their respective properties and to carry on their respective businesses as they are now being owned, leased, operated and conducted. Each of the Orion Parties is qualified or licensed to do business, and is in good standing, as a foreign corporation in each jurisdiction where the nature of their respective properties owned, leased or operated by them, and the business transacted by them, requires such qualification or licensing, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have an Orion Material Adverse Effect. True, correct and complete copies of the Certificate of Incorporation and Bylaws of each of the Orion Parties, each as amended or restated as of the date hereof, have been, or prior to the Closing Date shall have been, delivered to Target. All minutes of meetings (or written consents in lieu of meetings) of the Board of Directors (and all committees thereof) of each of the Orion Parties, and all minutes of meetings (or written consents in lieu of meetings) of the stockholders of each of the Orion Parties, in each case having occurred since January 1, 2000, have been, or prior to the Closing Date will have been, delivered to Target. Except with respect to the ownership by Orion of all of the capital stock of Merger Sub pursuant to this Agreement, neither of the Orion Parties (a) have any wholly or partially owned subsidiaries; or (b) own any economic, voting or management interest in any other Person.

5.2	Due Authorization.

Each of the Orion Parties have full power and authority to enter into, as applicable, this Agreement and the Certificate of Merger, and each have full power and authority to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Orion Parties of this Agreement have been, or, in the case of the Certificate of Merger, prior to the Closing Date will be, duly and validly approved and authorized by the Boards of Directors of each Orion Party; and no other actions or proceedings on the part of either Orion Party are necessary to authorize this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby. Each Orion Party has duly and validly executed and delivered this Agreement, and each will duly and validly execute and deliver the Certificate of Merger on the Effective Time. This Agreement constitutes the legal, valid and binding obligation of each Orion Party, enforceable in accordance with its terms as to each Orion Party, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (b) the Stockholder Approval. Upon the Stockholder Approval, the Series B Preferred Stock will be convertible into duly authorized, validly issued, fully paid and nonassessable shares of Orion Common Stock.

5.3	Non-Contravention.

(a) Except for (i) the filing of the Certificate of Merger with the appropriate authorities and pursuant to the DGCL; and (ii) the requirement to obtain the Stockholder Approval, which in any case shall be required to have occurred subsequent to the Closing Date, no permit, consent, authorization or approval of, or filing or registration with, any Governmental Authority, or any other Person not a party to this Agreement, is necessary in connection with the execution, delivery and performance by the Orion Parties of this Agreement or the Certificate of Merger, or the consummation of the transactions contemplated thereby, for the lawful continued operation of the respective businesses currently conducted by the Orion Parties following the Effective Time. SCHEDULE 5.3(a) lists all contracts that require a novation or consent to the Merger or change of control, as the case may be, prior to the Effective Time which, if no novation occurs or if no consent to the Merger or change of control is obtained, would have an Orion Material Adverse Effect on Surviving Corporation’s ability to operate the business.

(b) Except as would not result in an Orion Material Adverse Effect, the execution, delivery and performance by each of the Orion Parties of this Agreement, the Certificate of Amendment and Merger and the Certificate of Merger, as applicable, do not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, constitute a default (or a circumstance which, with or without notice or lapse of time or both, would constitute a default); (iii) give any third party any additional right (including a termination right) under, permit cancellation of, or result in the creation of any Lien (except for any Lien for taxes not yet due and payable), upon any of the assets or properties of either Orion Parties under any Contract to which either Orion Party is a party or by which either Orion Party or any of their respective assets or properties are bound; (iv) permit the acceleration of the maturity of any indebtedness of either Orion Party, or any indebtedness secured by Orion’s or Merger Sub’s assets or properties, respectively; or (v) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of either Orion Party.

(c) Each Orion Party has obtained, and is in compliance with, all their respective Permits required for the complete operation of the respective businesses of Orion or Merger Sub, as applicable, as each are currently operated, except for any Permits, the absence of which would not, individually or in the aggregate, result in an Orion Material Adverse Effect (the “Material Orion Permits”). All Material Orion Permits are currently valid and in full force, and, to the Knowledge of Orion, no revocation, cancellation or withdrawal thereof has been threatened. Each Orion Party has filed such timely and complete renewal applications as may be required with respect to all Material Orion Permits, respectively. To the Knowledge of Orion, all Material Orion Permits in their current state will allow Orion or Merger Sub, as applicable, to continue to operate their respective businesses following the Effective Time in substantially the same manner as such businesses are currently operated.

5.4	Capitalization.

(a) The authorized capital stock of Orion consists of an aggregate of 11,000,000 shares, consisting of (i) 10,000,000 shares of Common Stock, par value $0.01 per share; and (ii) 1,000,000 shares of Preferred Stock, par value $0.01 per share (of which 200 shares have been designated as Series A Convertible Preferred Stock). On the date hereof there are issued and outstanding an aggregate of: (x) 1,213,507 shares of Common Stock; and (y) 110 shares of Series A Convertible Preferred Stock. On the date hereof there are an aggregate of 450,000 shares of authorized but unissued shares of Series B Convertible Preferred Stock, par value $0.01 per share, which (i) shall be, subject to the Stockholder Approval, convertible into 9,000,000 shares of Common Stock; and (ii) have been duly reserved for issuance by Orion to the holders of Target Common Stock in connection with the Merger and pursuant to this Agreement. All such issued and outstanding shares of Common Stock and Series A Preferred Stock are validly issued, fully paid and non-assessable, and neither of their respective issuances were subject to preemptive rights. Upon the issuance of the shares of the Series B Preferred Stock, and, subject to the Stockholder Approval, the shares of Common Stock issuable upon conversion thereof, in each case in accordance with the terms of this Agreement, such shares, when issued, will be validly issued, fully paid and non-assessable; and neither of such respective issuances thereof will be subject to pre-emptive rights.

(b) Except for (i) the Class B Redeemable Unit Purchase Warrants representing rights for the purchase of an aggregate of 225,400 shares of Common Stock; and (ii) the 110,000 shares of Common Stock issuable on conversion of the Series A Preferred Stock, there are no (x) shares of Common Stock or other equity securities (whether or not such securities have voting rights) of Orion or Merger Sub issued or outstanding; (y) subscriptions, options, warrants, call rights, convertible securities or other agreements or commitments of any character obligating Orion or Merger Sub to issue, transfer or sell any shares of capital stock or other securities (whether or not such securities have voting rights) of Orion or Merger Sub, respectively; or (z) no outstanding contractual obligations of either Orion Party which relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any shares of capital stock or other securities of Orion or Merger Sub, as applicable.

5.5	Financial Statements.

The Orion Financial Statements have been prepared from, are in accordance with and accurately reflect the books and records of Orion; and such have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto), and fairly present the consolidated financial position and the consolidated results of operations and cash flows of Orion as of the times and for the periods referred to therein. The Orion Financial Statements are in accordance with the books and records of Orion, do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. The Orion Financial Statements make full and adequate disclosure of, and provision for, all obligations and liabilities of Orion as of the times and for the periods referred to therein. The Orion Financial Statements, when filed with the SEC, complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

5.6	No Adverse Effects.

Except as reflected in the Orion Financial Statements or as contemplated by the Certificate of Merger, since September 30, 2004, neither Orion Party has (a) taken any of the actions set forth in Section 6.3, except as contemplated by this Agreement; (b) suffered any Orion Material Adverse Effect; (c) suffered any damage, destruction or Loss to any of their respective assets or properties (whether or not covered by insurance); or (d) increased the compensation of any executive officer of any Orion Party.

5.7	Title to Properties.

To the Knowledge of each Orion Party, each Orion Party, as applicable, (a) has good and marketable title to, and is the lawful owner of, all of the tangible and intangible assets, properties (including real property) and rights reflected in the Orion Financial Statements (other than assets disposed of in the ordinary course of business, consistent with past practice, since September 30, 2004); and (b) at the Effective Time will have good and marketable title to, and will be the lawful owner of, all of such tangible and intangible assets, properties and rights, in any case free and clear of any Liens, except for (i) any Lien for current taxes not yet due and payable; and (ii) Liens that have arisen in the ordinary course of business, consistent with past practice, which do not, individually or in the aggregate, materially detract from the value of the assets subject to such Lien, or materially impair the operations of either of the Orion Parties.

5.8	Liabilities.

Except as reflected in the Orion Financial Statements, neither Orion Party has any debts, liabilities or obligations of any nature, other than debts, liabilities or obligations incurred subsequent to September 30, 2004 in the ordinary course of business and consistent with past practice of Orion.

5.9	Intellectual Property.

SCHEDULE 5.9 is a true and complete list of all Intellectual Property currently used, owned or possessed by Orion, in each case in the conduct of its business; and:

(a) all Intellectual Property listed on SCHEDULE 5.9 is either licensed or owned by Orion, in each case free and clear of all Liens;

(b) no Intellectual Property listed on SCHEDULE 5.9 is the subject of, any pending or, to the Knowledge of Orion, threatened litigation or claim of infringement;

(c) no license or royalty agreement to which Orion is a party is in breach or default by Orion or, to the Knowledge of Orion, any other party thereto; and no such license or royalty agreement is or has been the subject of any notice of termination given or threatened by any Person;

(d) Orion has not granted any license, or agreed to pay or receive any royalty in respect of, any Intellectual Property listed on SCHEDULE 5.9; and

(e) Orion owns or possesses adequate rights in and to all Intellectual Property necessary to conduct its business as conducted currently.

5.10	Contracts.

SCHEDULE 5.10 sets forth a list of all Contracts that are (x) material to the business or operations of Orion, taken as a whole, to either Orion Party; and (y) to which any of the Orion Parties are a party, by which either are bound or to which any of their respective assets or properties are subject, as applicable, including but not limited to the following types of Contracts:

(a) any collective bargaining agreement;

(b) any Contract with any employee, consultant, advisor, officer or director of Orion or Merger Sub;

(c) any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person;

(d) any Contract which involves the payment or receipt of cash or other property, an unperformed commitment or goods or services, in each case having a value in excess of $10,000;

(e) any Contract pursuant to which either Orion Party (i) has made or will make any loans or advances; (ii) has or will have incurred debts, or become a guarantor or surety, or pledged its credit on; or (iii) has or will have otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business consistent with past practice);

(f) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property or agreement for financing;

(g) any Contract involving a partnership, joint venture or other cooperative undertaking;

(h) any Contract involving any restrictions with respect to (i) any geographical area of operations; or (ii) scope or type of business of Orion or Merger Sub;

(i) any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of Orion or Merger Sub, or pursuant to which Orion or Merger Sub are granted the authority to act for or on behalf of any Person;

(j) any Contract relating to any corporate acquisition or disposition of Orion or Merger Sub, or any acquisition or disposition of any subsidiary, division, line of business or real property, in each case during the five years prior to the date of this Agreement; and

(k) any Contract not specified above that is otherwise material to the business or operations of Orion, taken as a whole, to either Orion Party.

To the Knowledge of the Orion Parties, Orion has made available to Target true and complete copies of each document listed on SCHEDULE 5.10, and a written description of each oral arrangement so listed is contained on SCHEDULE 5.10. The cancellation of any Contracts listed on SCHEDULE 5.10 at any time by the other party or parties thereto would not have an Orion Material Adverse Effect.

5.11	Insurance.

SCHEDULE 5.11 contains an accurate and complete list of all policies of fire, liability, workers’ compensation, product liability, professional malpractice, title and other forms of insurance owned or held by each of Orion and Merger Sub; and Orion and Merger Sub, as applicable, have heretofore delivered to Target a true and complete copy of all such policies. All such policies listed on SCHEDULE 5.11 are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been, or prior to the Closing Date, will be, paid and no notice of cancellation or termination has been received with respect to any such policy listed on SCHEDULE 5.11. No Orion Party has been refused any insurance with respect to their respective assets or operations; and their respective coverage policies have not been limited by any insurance carrier to which they have applied for any such insurance, or with which they have carried insurance, in each case during the two years preceding the date hereof. The insurance policies listed on SCHEDULE 5.11 each provide the types and amounts of insurance customarily obtained by businesses similar to the businesses of Orion and Merger Sub, respectively.

5.12	Employee Benefit Plans.

The Orion Parties have no employee benefit plans.

5.13	Tax Matters.

(a) None of Orion, any of its subsidiaries or any of Orion’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Orion is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) Orion and each of its subsidiaries have duly and timely filed with the appropriate Tax authorities or other Governmental Entities all Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. All Taxes shown as due on such Tax Returns have been timely paid.

(c) The unpaid Taxes of Orion and its subsidiaries (i) did not, as of the dates of the most recent financial statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements; and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Orion and its subsidiaries in filing their Tax Returns.

(d) No deficiencies for Taxes with respect to any of Orion and its subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity; (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of any of Orion or any of its subsidiaries is being conducted by any Tax authority or Governmental Entity, and Orion and its subsidiaries have not received notification in writing that any such audit or other proceeding is pending; and (iii) neither Orion nor any of its subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) There are no Tax liens upon any property or assets of Orion or any of its subsidiaries except (i) liens for current Taxes not yet due and payable; and (ii) liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP.

(f) Each of Orion and its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(g) None of Orion or any of its subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return.

(h) No claim has ever been made by an authority in a jurisdiction where any of Orion and any of its subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(i) None of Orion or any of its subsidiaries has any liability for the Taxes of any person (other than members of the affiliated group of which Orion is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law); (ii) as a transferee or successor; (iii) by contract; or (iv) otherwise.

(j) None of Orion or any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(k) None of Orion or any of its subsidiaries has been a party to any distribution occurring during the two years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(l) None of Orion or any of its subsidiaries is a party to any Contract, plan or arrangement, under which it is obligated to make or to provide, or could be become obligated to make or to provide, a payment or benefit that would be nondeductible under Section 280G of the Code.

(m) None of Orion or any of its subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement.

5.14	Reorganization Treatment.

(a) Intention Regarding Target. Orion has no plan or intention: (i) to liquidate Target; (ii) to merge Target into another corporation; (iii) to sell or otherwise dispose of any shares of stock of Target pursuant to the Agreement, except for transfers and successive transfers described in Treasury Regulation Section 1.368-2(k) or transfers and successive transfers to one or more corporations controlled in each transfer by the transferor corporation (within the meaning of Section 368(c) of the Code); or (iv) to cause Target to sell or otherwise dispose of any of its assets, except for (w) dispositions made in the ordinary course of business, (x) transfers and successive transfers described in Treasury Regulation Section 1.368-2(k) or transfers and successive transfers to one or more corporations controlled in each transfer by the transferor corporation (within the meaning of Section 368(c) of the Code), (y) dispositions after which Target would continue to hold the amount of assets set forth in Section 4.15(a) following the Merger (assuming the correctness of the representation set forth in Section 4.15(a)), or (z) transfers to partnerships that satisfy the provisions of Treasury Regulation Section 1.368-1(d)(4)(iii)(B).

(b) Intention Regarding Orion Stock. Except with respect to open-market purchases of Orion’s stock pursuant to a general stock repurchase program of Orion that has not been created or modified in connection with the Merger, neither Orion nor any Person related to Orion within the meaning of Treasury Regulation Sections 1.368-1(e)(3), (e)(4) and (e)(5) has any plan or intention to repurchase, redeem or otherwise acquire any of the stock of Orion issued to the Stockholders pursuant to this

Agreement following the Merger. Other than pursuant to this Agreement, neither Orion nor any Person related to Orion within the meaning of Treasury Regulation Sections 1.368-1(e)(3), (e)(4) and (e)(5) has acquired any Target Common Stock in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

(c) Control. Prior to the Merger, Orion will be in control of Merger Sub, and following the Merger, Orion will be in control of Target, within the meaning of Section 368(c) of the Code. Orion has no plan or intention to cause Target, after the Effective Time, to issue additional shares of stock that would result in Orion losing control of Target within the meaning of Section 368(c) of the Code.

(d) Business. Assuming the correctness of the representation set forth in 4.15(b), then following the Merger, Orion, or a member of its qualified group of corporations (as defined by Treasury Regulation Section 1.368-1(d)(4)(ii)), will continue the historic business of Target (or, alternatively, if Target has more than one line of business, will continue at least one significant line of Target’s historic business) or use a significant portion of Target’s historic business assets in a business, in a manner consistent with Treasury Regulation Section 1.368-1(d) (provided, however, in the event Section 4.15(b) is or has been breached, this Section 5.14(d) will not be considered to be or have been breached).

(e) Investment Company. Neither Orion nor Merger Sub is an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(f) Assets. Assuming the correctness of the representation set forth in Section 4.15(a), then following the Merger, Target will hold at least 90 percent of the fair market value of Target’s net assets and at least 70 percent of the fair market value of Target’s gross assets and at least 90 percent of the fair market value of Merger Sub’s net assets and at least 70 percent of the fair market value of Merger Sub’s gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts paid by Target to dissenting Stockholders, amounts paid by Target to Stockholders who receive cash or other property, amounts used by Target to pay Merger expenses, amounts paid by Target to redeem stock, securities, warrants or options of Target as part of any overall plan of which the Merger is part, and amounts distributed by Target to Stockholders (except for any regular, normal dividends) as part of an overall plan of which the Merger is a part, in each case will be treated as constituting assets of Target immediately prior to the Effective Time; provided, however, in the event Section 4.15(a) is or has been breached, this Section 5.14(f) will not be considered to be or have been breached.

5.15	Environmental.

To the Knowledge of the Orion Parties, Orion is in compliance in all material respects with all applicable federal, state and local laws and regulations governing the environment, public health and safety and employee health and safety (including all provisions of OSHA) and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against Orion and, to the knowledge of Orion, no such charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice is pending or threatened in writing.

5.16	Litigation.

There are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of Orion, threatened against Orion, Merger Sub or any of their respective officers or directors, in their capacities as such, or any properties or businesses of Orion, Merger Sub or any of their respective officers or directors; and, to the Knowledge of Orion, there are no facts or circumstances which may give rise to any such actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations. The Orion Parties are not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority; and, except as disclosed in SCHEDULE 5.16, the Orion Parties have not entered into any agreement to settle or compromise any proceeding against either which has involved any obligation for which either has any continuing obligation as of and subsequent to the date hereof. There are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Orion, threatened, by or against either Orion Party with respect to this Agreement or in connection with the transactions contemplated hereby, and neither of the Orion Parties have reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.

5.17	Conflict of Interest.

Except as set forth on SCHEDULE 5.17, to the Knowledge of Orion, no Person affiliated with Orion has or will have any claims or rights with respect to any direct or indirect interest in any tangible or intangible property used in the business or operations of Orion.

5.18	Bank Accounts.

SCHEDULE 5.18 sets forth a complete list of the names and locations of each bank or other financial institution at which Orion or Merger Sub has either an account (in which case account numbers are provided) or safe deposit box, and the names of all Persons authorized to draw thereon or who have access thereto, respectively, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from Orion or Merger Sub and a summary statement thereof.

5.19	Compliance with Laws.

Neither of the Orion Parties are in default under any order of any court, Governmental Authority or other agency or arbitration board or tribunal to which Orion or Merger Sub are or were subject within the past two years; and neither of the Orion Parties are in violation of any laws, ordinances, governmental rules or regulations (including, but not limited to, those relating to environmental, safety, building, product safety or health standards or labor or employment matters) to which such parties are or were subject within the past two years, except for such violations as would not, individually or in the aggregate, have an Orion Material Adverse Effect. The businesses of Orion and Merger Sub are being, and at the Closing will be, conducted in compliance with all applicable laws, ordinances, rules and regulations applicable to them (including, but not limited to, those relating to environmental, safety, building, product safety or health standards or labor or employment matters), except where any such failure, individually or in the aggregate, would not have an Orion Material Adverse Effect.

5.20	Broker Fees.

Except for the fees and expenses incurred in connection with the retention and employment of MDB in connection with the Related Transactions as listed on SCHEDULE 5.20, Orion has not used any broker or finder in connection with the Related Transactions; and, as of the Effective Date, Target has not, and will not have, incurred any liability or otherwise suffer or incurred any loss as a result of or in connection with any brokerage or finder’s or other commissions payable as a result of any actions taken by Orion or Merger Sub in connection with the Related Transactions.

5.21	Board and Stockholder Approval.

The Boards of Directors of each of the Orion Parties, at meetings duly called and held prior to execution of this Agreement, duly and unanimously adopted resolutions (a) approving and declaring advisable this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby (such approvals having been made in accordance with the DGCL, including for purposes of Section 203 thereof); (b) determining that the terms of the Merger are fair to and in the best interests of the Orion

Parties and their stockholders; and (c) adopting this Agreement, which resolutions have not been modified, supplemented or rescinded and remain in full force and effect. The Stockholder Approval is the only vote, if any, of the holders of any class or series of Orion capital stock necessary to approve the Merger and all the transactions related thereto.

5.22	Employee Matters.

No Orion Party is a party to any employment agreement or consulting or similar agreement for the present or future provision of services to Orion or Merger Sub. Each Orion Party has conducted, and currently is conducting, their respective business in material compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment. No Orion Party has liability for any vacation pay, vacation time, retirement benefits, health, disability or other insurance benefits or severance pay, other than those incurred in the ordinary course of business consistent with past practice.

5.23	SEC Filings.

(a) The Orion SEC Filings have been delivered or otherwise available to Target. The Orion SEC Filings were timely filed with the SEC and, as of their respective filing dates, did not contain a misstatement of a material fact or an omission of a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time such documents were filed. There is no other document or report required to be filed by Orion with the SEC that has not been filed and, with the exception of the execution of this Agreement and consummation of the Merger, no event or transaction has occurred or is contemplated which shall hereafter be required to be disclosed by the Company in any filing with the SEC. Orion shall cause to be filed all periodic and current reports required to be filed with the SEC for all periods after execution of their Agreement through the Closing Date.

(b) Orion, as of the Effective Date is, and at all times since January 1, 2000 has been, a “small business issuer”, as such term is defined under the Securities Act.

5.24	Takeover Restrictions.

No Takeover Statute is applicable to the Merger, except for such statutes or regulations as to which all necessary action has been taken by each Orion Party and their Boards of Directors to permit the consummation of the Merger in accordance with the terms hereof, nor does Orion have any stockholder rights or similar “poison pill” plans.

5.25	Full Disclosure.

No representation or warranty by any Orion Party contained in this Agreement as qualified by the Disclosure Schedule contains any untrue statement of material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, to make any of the representations and warranties therein not misleading.

5.26	Financing Transaction.

Neither Orion nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in the Securities Act) in connection with the offer or sale of any of securities offered and sold in connection with the Financing Transaction. Neither Orion nor any of its Affiliates, nor any Person acting on its or their behalf, has directly or indirectly made any offers or sales of any securities of any Orion Party, or solicited any offers to buy any such securities, under circumstances that would adversely affect reliance by Orion on Section 4(2) for the exemption from registration for the

Financing Transaction or would require registration of the securities offered and sold in connection with the Financing Transaction under the Securities Act. The offer and sale of the securities in connection with the Financing Transaction was exempt from the registration requirements of the Securities Act. The shares offered and sold in the Financing Transaction are duly and validly authorized and are validly issued, fully paid and nonassessable, except for restrictions on transfer previously disclosed to investors therein or imposed by Applicable Law.

ARTICLE VI.

COVENANTS

6.1	Implementing Agreement.

Subject to the terms and conditions hereof, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action required of it to consummate and make effective the transactions contemplated by this Agreement.

6.2	Access to Information and Facilities; Confidentiality.

(a) From and after the date of this Agreement, Target shall allow Orion and its representatives access during normal business hours to all of the facilities, properties, books, Contracts, commitments and records of Target and shall make the officers and employees of Target available to Orion and its representatives as Orion or its representatives shall from time to time reasonably request. Orion and its representatives shall be furnished with any and all information concerning Target, which Orion or its representatives reasonably request.

(b) From and after the date of this Agreement, Orion shall allow Target and its representatives access during normal business hours to all of the facilities, properties, books, Contracts, commitments and records of Orion (and its subsidiaries and affiliates) and shall make the officers and employees of Orion (and its subsidiaries and affiliates) available to Target and its representatives as Target or its representatives shall from time to time reasonably request. Target and its representatives shall be furnished with any and all information concerning Orion, which Target or its representatives reasonably request.

(c) With respect to the information disclosed pursuant to this Section 6.2, the parties shall comply with, and shall cause their respective officers, directors, employees and agents to comply with, all of their respective obligations under the confidentiality provisions contained in the Letter of Intent dated November 1, 2004, executed by representatives of Orion and Target.

6.3	Preservation of Business.

Subject to the terms of this Agreement, from the date of this Agreement until the Closing Date, each of Target and Orion (which for the purposes of their covenant includes its subsidiaries and affiliates), as the case may be, shall operate only in the ordinary and usual course of business consistent with past practice, and shall use reasonable commercial efforts to (a) preserve intact the present business organization of Target and Orion, as the case may be; (b) preserve the good shall and advantageous relationships of Target and Orion, as the case may be, with employees and other Persons material to the operation of their respective businesses; and (c) not permit any action or omission within its control which would cause any of the representations or warranties of Target and Orion, as the case may be, contained herein to become inaccurate in any material respect or any of the covenants of Target and Orion, as the case may be, to be breached in any material respect. Without limiting the generality of the foregoing, prior to the Closing, neither Target nor Orion shall, without having obtained the prior written consent of the other:

(a) except in connection with professional expenses and fees related to the Merger, incur any obligation or enter into any Contract which either (i) requires a payment in excess of, or a series of payments which in the aggregate exceeds $100,000, in the case of Target and $10,000, in the case of Orion, or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $100,000 in the case of Target and $10,000, in the case of Orion; or (ii) has a term of, or requires the performance of any obligations over time by Target or Orion, in excess of one year;

(b) take any action, or enter into or authorize any Contract or transaction other than in the ordinary course of business and consistent with past practice;

(c) as applicable, sell, transfer, convey, assign or otherwise dispose of any of its assets or properties, except in the ordinary course of business;

(d) waive, release or cancel any claims against third parties or debts owing to it, or any rights which have any value in an amount greater than $50,000, other than actions taken that are consistent with normal past business practices;

(e) make any material changes in its accounting systems, policies, principles or practices, except as required by Target to be able to comply with generally accepted accounting practices to be consistently applied and to be able to prepare and provide auditable books and records for the purpose of filing with the SEC audited and interim financial statements pursuant to applicable securities laws and to the rules and regulations of the SEC;

(f) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock or any other securities, or amend any of the terms of any such securities;

(g) split, combine, or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities;

(h) other than in the ordinary course of business or consistent with prior business practices, make any borrowings, incur any debt (other than trade payables in the ordinary course of business or equipment leases entered into in the ordinary course of business), or assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person other than a subsidiary, or make any unscheduled payment or repayment of principal in respect of any Short Term Debt or Long Term Debt. “Long Term Debt” shall mean the aggregate original principal amount (less any cash repayments of principal previously made) of, and any and all accrued interest on, all indebtedness with respect to borrowed money and all other obligations (or series of related obligations) to pay money with respect to extensions of credit, including capitalized lease and deferred compensation obligations, except indebtedness or obligations for which all installments are payable within six months from the date of the advancement of funds or extension of credit. The term “Short Term Debt” shall include any amount listed or to be listed as a current liability on financial statements which reflects the current portion or final installments of obligations originally reflected as non-current liabilities;

(i) make any new loans advances to any other Person other than in the ordinary course of business or consistent with prior business practices;

(j) make any capital contributions to or new investments to any other person, other than to a subsidiary;

(k) except as contemplated by this Agreement, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan and arrangement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing other than actions taken in the ordinary course of business consistent with prior business practices;

(l) acquire, lease or encumber any assets outside the ordinary course of business or which are assets material to its operations, other than in connection Approved Acquisitions;

(m) authorize or make any capital expenditures which individually or in the aggregate are in excess of $50,000;

(n) make any Tax election or settle or compromise any federal, state, local or foreign income Tax liability, or waive or extend the statute of limitations in respect of any such Taxes;

(o) pay or agree to pay any amount in settlement or compromise of any suits or claims of liability against it or its directors, officers, employees or agents in an amount more than $50,000; or

(p) terminate, modify, amend or otherwise alter or change any of the terms or provisions of any Contract other than in accordance with ordinary business practices, or pay any amount not required by Law or by any Contract in an amount more than $50,000.

6.4	Certain Notices.

From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied; or (b) the failure of the Target or Orion, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

6.5	Blue Sky Compliance.

Orion shall use its commercially reasonable efforts to avail itself of any exemptions or to qualify the shares of Series B Preferred Stock to be issued pursuant to the Merger under the securities or “blue sky” laws of every jurisdiction of the United States in which a Target Common Stockholder has an address on the records of Target, on the record date for determining Target Common Stockholders entitled to notice of and to vote on the Merger, except any such jurisdiction with respect to which counsel for Orion has determined that such qualification is not required under the securities or “blue sky” laws of such jurisdiction.

6.6	Post-Merger Board Composition and Management.

(a) Post Merger Board of Directors and Management. Immediately after the Effective Date, the Board of Directors of Orion shall (i) take such action to appoint David T. Hung, M.D. to the Board of Directors, who shall serve as the nominee of the holders of the Series B Preferred Stock; (ii) thereby consist of three (3) members, Christopher A. Martlett, Anthony DiGiandomenico and David T. Hung, M.D.; and (iii) take such action to appoint David T. Hung, M.D. and C. Patrick Machado, as the Chief Executive Officer and Chief Financial Officer, respectively, of Orion.

(b) Proxy Statement; Annual Meeting. As soon as practicable following the date of this Agreement, Orion shall prepare and file with the SEC a proxy statement and shall cause such proxy statement to be mailed to the holders of Orion Common Stock in connection with an annual meeting of holders of Orion Common Stock for the purpose of obtaining the approval of the holders of the Orion Common Stock of each of the following actions (the “Actions”), such meeting having been called, noticed, convened, held or conducted by Orion, and all proxies having been solicited by Orion, in each case in compliance with Applicable Law, the “Stockholders Meeting”):

(i) the increase in the number of shares of authorized Orion Common Stock from 10,000,000 shares of authorized Orion Common Stock to at least 50,000,000 of shares of authorized Orion Common Stock (the “Amendment”);

(ii) the election to the Board of Directors of Orion the following individuals: Mr. Steve Gorlin, Mr. David T. Hung, M.D., one (1) nominee of the former holders of Target Common Stock and two (2) nominees of MDB (the “Agreed Directors”);

(iii) to change the name of Orion; and

(iv) all such other actions as shall be necessary or desirable in connection with or related to the foregoing actions in (i) through (iii) above.

(c) Voting Agreements. In connection with the nomination of the Agreed Directors, each of the holders of Target Common Stock shall enter into the form of agreement attached hereto as EXHIBIT 6.6(c) hereto (the “Voting Agreement”), which provides for their respective agreement to vote any shares of common stock or other voting securities of the Surviving Corporation that they own, are the beneficial owner of or over which they have voting control, pursuant to a voting agreement or otherwise in favor of the Actions.

6.7	Registration Rights.

Effective as of the Effective Time, MDB and each holder of shares of Target Common Stock immediately prior to the Effective Time shall enter into the form of registration rights agreement with Orion attached hereto as EXHIBIT 6.7 hereto (the “Registration Rights Agreement”).

6.8	Consents and Approvals.

(a) Target shall use commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby. Target shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of Target pursuant to Applicable Law or Target Material Contract in connection with this Agreement and the transactions contemplated hereby.

(b) Orion shall use commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this

Agreement and the consummation of the transactions contemplated hereby, including, but not limited to all such consents and approvals by each party to any of the Contracts referred to on SCHEDULE 5.3(a). Orion shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of Orion pursuant to Applicable Law or Orion Material Contract in connection with this Agreement and the transactions contemplated hereby.

6.9	Maintenance of Insurance.

Target and Orion shall continue to carry their respective existing insurance, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

6.10	No Other Negotiations.

(a) Until the earlier of the Closing or the termination of this Agreement, neither Orion nor Target and their respective affiliates, subsidiaries, agents or representatives shall (i) solicit, encourage, directly or indirectly, any inquiries, discussions or proposals for; (ii) continue, propose or enter into any negotiations or discussions looking toward; or (iii) enter into any agreement or understanding providing for any acquisition of any capital stock of the respective corporation or any part of the assets or the businesses of the respective corporation, other than as contemplated or authorized hereby or by the Private Placement Memorandum. In addition, neither Orion nor Target and their respective affiliates, subsidiaries, agents or representatives shall provide any information to any Person (other than as contemplated by this Agreement) for the purpose of evaluating or determining whether to make or pursue any such inquiries or proposals with respect to any such acquisition of capital stock, assets or business. Each of Orion on the one hand and Target on the other hand shall notify the other immediately of any such inquiries or proposals or requests for information.

(b) Notwithstanding Section 6.10(a) hereof, in the event that there is an unsolicited proposal to enter into a merger, business combination, purchase of substantially all the assets or similar transaction of or with Orion or Target, as the case may be, such party at its discretion, may furnish to and communicate with the party or parties public and non-public information requested by them and such party may negotiate with these parties; if (i) the board of directors of the party determines in good faith, based upon the advice of its financial advisors, that such business combination proposal would, if consummated, result in a transaction that is more favorable to the corporation’s stockholders from a financial point of view, than the transaction contemplated by this Agreement, and based on the advice of its outside counsel, that, as a result, such action is necessary for the board of directors to act in a manner consistent with its fiduciary duties under applicable law; and (ii) prior to furnishing such information to or entering into negotiations with such third party, Orion or Target, as the case may be, (x) provides prompt notice to the other party hereto to the effect that it is furnishing information to or entering into discussions or negotiations with such third party and (y) receives from such third party an executed confidentiality agreement, and (z) Orion may comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer. Each of Orion and Target shall notify the other orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the Person making it) within 48 hours of the receipt thereof, shall keep the such other party informed of the status and details of any such inquiry, offer or proposal, and shall give such other party five (5) days’ advance notice of any agreement to be entered into with or any information to be supplied to any Person making such inquiry, offer or proposal.

6.11	Accredited Investor Questionnaire.

Target shall obtain from each of the holders of Target Common Stock, Target Warrants and Target Options an investor questionnaire, in form acceptable to Orion. Except as provided in

SCHEDULE 6.11, each holder of Target Common Stock shall certify that such Person is an “accredited investor” as defined in Regulation D under the Securities Act, promulgated by the SEC (an “Accredited Investor”), that in connection with the Merger, they have obtained all information that they deem necessary to evaluate the Merger and the acquisition of the securities of Orion upon consummation of the Merger that they understand they shall be receiving “restricted securities” of Orion as a consequence of the Merger and that the securities they shall receive from Orion as a consequence of the Merger shall bear restrictive legends.

6.12	Schedules.

Target on the one hand and Orion on the other hand have made a good faith effort to provide information for which they are responsible on each Schedule to this Agreement and appropriate to the representation and warranty of the related schedule.

6.13	Supplemental Information.

From time to time prior to the Closing, Target, on the one hand, and Orion, on the other hand, shall promptly disclose in writing to the other any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to the other parties hereto or which would render inaccurate any of the representations, warranties or statements set forth in ARTICLE IV and ARTICLE V, respectively, hereof.

6.14	Lockup Agreements.

On the Effective Date, each of the Persons set forth in SCHEDULE 6.14 shall enter into Lock-Up Agreements in the form attached hereto as EXHIBIT 6.14 (the “Lock-Up Agreements”).

6.15	Certificate of Designations.

On the Effective Date, Orion shall adopt and file with the Secretary of State of the State of Delaware the Amended and Restated Certificate of Designations of the Series B Preferred Stock (the “Certificate of Designations”) in the form attached hereto as EXHIBIT 6.15.

6.16	Tax-Free Reorganization Treatment.

(a) Target and Orion shall use their reasonable best efforts, and Orion shall cause its subsidiaries to use their reasonable best efforts, to take or cause to be taken any action necessary for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Target nor Orion shall, nor shall Orion permit any of its subsidiaries to, take or cause to be taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Target and Orion shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) [Intentionally omitted].

ARTICLE VII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF ORION

The obligations of Orion under this Agreement are subject to the satisfaction by Target or waiver by Orion of the following conditions precedent on or before the Closing Date:

7.1	Representations and Warranties.

Without supplementation after the date of this Agreement, the representations and warranties of Target contained in this Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects, as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects, as of the Closing Date, with the same force and effect as if made as of the Closing Date.

7.2	Compliance with Agreements and Covenants.

Target shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

7.3	Consents and Approvals.

Target shall have received written evidence satisfactory to Orion that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made, including (without limitation) those set forth on SCHEDULE 7.3 hereto.

7.4	Documents.

Orion shall have received all of the agreements, documents and items specified in Section 9.1 below.

7.5	No Material Adverse Change.

At the Closing Date, there shall have been no material adverse change in the assets, liabilities, prospects, financial condition or business of Target (together with its subsidiaries and affiliates) since October 31, 2004 (a “Target Material Adverse Change”). Between the date of this Agreement and the Closing Date, there shall not have occurred an event that would reasonably be expected to constitute a Target Material Adverse Effect.

7.6	Actions or Proceedings.

No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which (a) is likely to have a Target Material Adverse Effect; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

7.7	Target Dissenting Stockholders.

The good faith estimate determined jointly by Orion and Target that the aggregate amount to be paid as the fair value of the shares held by Target Dissenting Stockholders at the Effective Time shall not exceed $100,000 (the “Dissenter Payment Threshold”).

7.8	Approval of Merger.

The holders of Target Common Stock shall have approved this Agreement and the Merger contemplated hereby in accordance with its certificate of incorporation and by-laws and the DGCL.

7.9	[Intentionally omitted].

ARTICLE VIII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF TARGET

The obligations of Target under this Agreement are subject to the satisfaction by Orion or waiver by Target of the following conditions precedent on or before the Closing Date:

8.1	Representations and Warranties.

Without supplementation after the date of this Agreement, the representations and warranties of Orion contained in this Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects, as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects, as of the Closing Date, with the same force and effect as if made as of the Closing Date.

8.2	Compliance with Agreements and Covenants.

Orion shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

8.3	Consents and Approvals.

Orion shall have received written evidence satisfactory to Target that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made, including (without limitation) those set forth on SCHEDULE 5.10 hereto.

8.4	Documents.

Target	shall have received all of the agreements, documents and items specified in Section 9.2 hereof.

8.5	No Material Adverse Change.

At the Closing Date, other than as relating to the Settlement Agreement, there shall have been no material adverse change in the assets, liabilities, financial condition or business of Orion since September 30, 2004 (an “Orion Material Adverse Change”). Between the date of this Agreement and the Closing Date, there shall not have occurred an event that would reasonably be expected to constitute an Orion Material Adverse Effect.

8.6	Actions or Proceedings.

No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which (a) is likely to have an Orion Material Adverse Effect; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

8.7	Target Dissenting Stockholders or Shareholders.

The good faith estimate determined jointly by Orion and Target that the aggregate amount to be paid as the fair value of the shares held by Target Dissenting Stockholders at the Effective Time shall not exceed the Dissenter Payment Threshold.

8.8	[Intentionally omitted].

8.9	Appointment of Mr. Hung to Surviving Corporation Board.

David T. Hung, M.D. shall have been appointed to be a director of the Surviving Corporation as of the Effective Time.

8.10	Orion Assets.

Orion shall certify that it has at Closing current assets, after accrual or reduction for any and all accounts payable and accrued expenses up and through the Closing (including all legal, accounting and other expenses of Orion related to or occurred as a result of this Merger due and owing) of not less than $1,900,000 (the “Orion Liquidity Requirement”).

8.11	D&O Insurance.

Effective as of the Effective Date, Orion shall have obtained, pursuant to negotiations by Target, directors and officers insurance (“D&O Insurance”) from an insurance company, that is reasonably acceptable to Target.

8.12	[Intentionally omitted].

ARTICLE IX.

DELIVERIES AT CLOSING

9.1	Target Closing Deliveries.

At the Closing, in addition to any other documents or agreements required under this Agreement, Target shall deliver to Orion the following:

(a) A certificate, dated the Closing Date, of an officer of Target, certifying as to the compliance by it with Sections 7.1 and 7.2 hereof; and a certificate of the estimated amount payable to Target Dissenting Stockholders at the Effective Time;

(b) A certificate of the secretary or equivalent (the “Secretary”) of Target certifying the resolutions of the Board of Directors and holders of Target Common Stock approving and authorizing the execution, delivery and performance of this Agreement the consummation of the transactions contemplated hereby and thereby, including the Merger (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Target);

(c) The Certificate of Incorporation of Target, certified by the Secretary of State of Delaware, and the by-laws of Target, certified by the Secretary of Target;

(d) Certificates of Good Standing for Target from the State of Delaware and California;

(e) [Intentionally omitted];

(f) The accredited investor questionnaires referenced in Section 6.11 above;

(g) The Lock-Up Agreements of the stockholders of Target referenced in Section 6.14 above;

(h) The Voting Agreements referenced in Section 6.6(c) above;

(i) The executed Certificate of Merger; and

(j) All other instruments and documents that Orion or its counsel, in the reasonable exercise of their reasonable discretion, shall deem to be necessary (i) to fulfill any obligation required to be fulfilled by Target on the Closing Date; and (ii) to evidence satisfaction of any conditions to Closing.

9.2	Orion Closing Deliveries.

At the Closing, in addition to any other documents or agreements required under this Agreement, Orion shall deliver to Target the following:

(a) a certificate, dated the Closing Date, of an officer of Orion, certifying as to compliance by Orion with Sections 8.1 and 8.2 hereof;

(b) a certificate of the Secretary of Orion certifying resolutions of the Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Orion), and, as of the Effective Time, the election of David T. Hung, M.D.;

(c) the Certificate of Incorporation of Orion, including the Certificate of Designations, certified by the Secretary of State of Delaware, and the by-laws of Orion, certified by the Secretary of Orion;

(d) [Intentionally omitted];

(e) the Registration Rights Agreements referenced in Section 6.7 above;

(f) the Voting Agreements referenced in Section 6.6(c) above;

(g) certificates of Good Standing for Orion from the State of Delaware;

(h) [Intentionally omitted];

(i) the executed Certificate of Merger;

(j) the certificate required under Section 8.10 hereof;

(k) Written evidence, in form reasonably satisfactory to Target, that Orion duly delivered instruction letters to the holders of Target Common Stock for the exchange of their certificates; and

(l) All other instruments and documents that Target or its counsel, in the reasonable exercise of their reasonable discretion, shall deem to be necessary (i) to fulfill any obligation required to be fulfilled by Orion on the Closing Date; and (ii) to evidence satisfaction of any conditions to Closing.

ARTICLE X.

TERMINATION

10.1	Merger Agreement Termination.

Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Closing Date, only as follows:

(a) by mutual written agreement of Orion and Target;

(b) by Orion (if Orion is not then in material breach of its obligations under this Agreement) if (i) a material default or breach shall be made by Target with respect to the due and timely performance of any of its covenants and agreements contained herein and such default is not cured within thirty days; or (ii) if Target makes an amendment or supplement to any Schedule hereto and such amendment or supplement reflects a Target Material Adverse Effect after the date of this Agreement; or (iii) a Target Material Adverse Change shall have occurred after the date of this Agreement; or (iv) Target enters into any agreement to effect any transaction described in Section 6.10(b) of this Agreement; (v) the board of directors of Target withdraws its recommendation of the Merger, if given, or recommends to holders of Target Common Stock the approval of any transaction other than the Merger; or (vi) the amount payable to Dissenting Stockholders exceeds the Dissenter Payment Threshold;

(c) by Target (if Target is not then in material breach of its obligations under this Agreement) if (i) a material default or breach shall be made by Orion with respect to the due and timely performance of any of its covenants and agreements contained herein and such default is not cured within thirty days; or (ii) if Orion makes an amendment or supplement to any Schedule hereto and such amendment or supplement reflects an Orion Material Adverse Effect after the date of this Agreement; or (iii) an Orion Material Adverse Change shall have occurred after the date of this Agreement; (iv) Orion enters into any agreement to effect any transaction described in Section 6.10(b) of this Agreement; or (v) holders of Target Common Stock fail to approve this Agreement as provided in this Agreement or (vi) the amount payable to Dissenting Stockholders exceeds the Dissenter Payment Threshold;

(d) by Orion on the one hand and by Target on the other hand if the Effective Time has not occurred for any reason by February 10, 2005, unless each of the parties to this Agreement agree to an extension in writing, provided that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party that is in breach of any representation, warranty or covenant in this Agreement, which breach would entitle any other party to terminate this Agreement; and

(e) by Orion, on the one hand and by Target on the other hand if prior to the Effective Time a third party successfully brings an action resulting in a permanent injunction preventing the consummation of the Merger pursuant to this Agreement.

10.2	Effect of Termination.

In the event of termination authorized pursuant to Section 10.1 hereof, written notice thereof shall be given to the other parties and all obligations of the parties shall terminate and no party shall have any right against any other party hereto for any Damages (as hereinafter defined). “Damages” means the dollar amount of any loss, damage, expense (including out-of-pocket expenses) or liability, including, without limitation, reasonable attorneys’ fees and disbursements arising out of the preparation and execution of this Agreement, fulfilling in whole in part its obligations under this Agreement or otherwise incurred by a party in any action or proceeding between such party and the other party hereto or between such party and a third party, which is determined to have been sustained, suffered or incurred by a party and to have arisen from or in connection with an event or state of facts which is subject to claim under this Agreement.

ARTICLE XI.

MISCELLANEOUS

11.1	Certain Definitions.

As used herein, the following terms shall have the meanings set forth below:

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Applicable Law” shall mean all Laws, to the extent applicable to any Person.

“Contract” shall mean any contract, lease, commitment or understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, instrument or license, whether written or verbal, which is intended or purports to be a binding and enforceable agreement.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing Transaction” shall mean the issuance and sale of Orion Common Stock pursuant to the Private Placement Memorandum, together with all the transaction related thereto.

“GAAP” shall mean generally accepted accounting principles as applied in the United States.

“Governmental Authority” shall mean (a) the government of the United States, (b) the government of any foreign country; (c) the government of any state or political subdivision of the government of the United States or the government of any foreign country; or (d) any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Intellectual Property” shall mean all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

“Knowledge” shall mean, as it relates to any Orion Party, the knowledge of each of Christopher A. Marlett and Anthony D. DiGiandomenico, in each case upon reasonable inquiry; and as it relates to Target, the knowledge of each of David T. Hung, M.D. and C. Patrick Machado, in each case upon reasonable inquiry.

“Law” shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Lien” shall mean any mortgage, lien, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance upon any of the assets or properties of any Person.

“MDB” shall mean MDB Capital Group, LLC, a California limited liability company.

“Orion Financial Statements” shall mean (a) the audited financial statements included in the annual report of Orion as filed with the SEC on Form 10-KSB for the year ended December 31, 2003; and

(b) the financial statements and any notes thereto included in the quarterly report of Orion as filed with the SEC on Form 10-QSB for period ended September 30, 2004.

“Orion Material Adverse Effect” shall mean shall mean any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets and liabilities (taken together), financial condition or operations or results of operations of Orion, taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute such a change or effect: (a)(i) any adverse change attributable to the announcement or pendency of the transactions contemplated by this Agreement; or (ii) any adverse change attributable to or conditions generally affecting the United States economy or financial markets in general; (b) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; or (c) any action by any Orion Party approved or consented to in writing by Target.

“Orion Material Contract” shall mean any Contract that is (a) material to the business or operations of Orion, taken as a whole; and (b) to which any of the Orion Parties are a party, by which either are bound or to which any of their respective assets or properties are subject, as applicable.

“Orion Parties” shall mean Orion and Merger Sub.

“Orion SEC Filings” shall mean (a) the Form 10-KSB of Orion filed with the SEC for the year ended December 31, 2003, as amended on May 13, 2004; (b) the Forms 10-QSB of Orion filed with the SEC for the periods ended (i) March 31, 2003, (ii) June 30, 2003 and (iii) September 30, 2003, respectively; (c) all Current Reports on Form 8-K of Orion filed with the SEC by Orion subsequent to the Form 10-KSB of Orion filed with the SEC for the year ended December 31, 2003; (d) all proxy materials, information statements or other documents of Orion filed with the SEC pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder subsequent to the Form 10-KSB of Orion filed with the SEC for the year ended December 31, 2003; (e) all other documents of Orion filed with the SEC subsequent to the Form 10-KSB filed with the SEC for the year ended December 31, 2003; and (f) all exhibit and attachments to each document referred to in (a) through (e) above.

“Permit” shall mean a permit, license, registration, certificate of occupancy, approval or other authorization issued by any Governmental Authority.

“Person” shall mean any corporation, proprietorship, firm, partnership, limited partnership, trust, association, individual or other entity.

“Private Placement Memorandum” shall mean the Confidential Private Placement Memorandum of Orion dated as of November 29, 2004.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Takeover Statute” shall mean any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute of any Governmental Authority, including but not limited to DGCL Section 203.

“Target Financial Statements” shall mean the financial statements of Target as of October 31, 2004, and for the period from September 4, 2003 through October 31, 2004, none of which include notes or have been audited.

“Target Material Adverse Effect” shall mean shall mean any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets and liabilities (taken together), financial condition or operations or results of operations of Target, taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute such a change or effect: (a)(i) any adverse change attributable to the announcement or pendency of the transactions contemplated by this Agreement; or (ii) any adverse change attributable to or conditions generally affecting (A) the Alzheimer’s Disease pharmaceutical drug development industry as a whole; (B) the United States economy or financial markets in general; or (C) any foreign economy or financial markets in any location where Target has material operations or sales; (b) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; or (c) any action by Target approved or consented to in writing by Orion.

“Target Material Contract” shall mean any Contract under which Target remains obligated to pay, or may receive, over a twelve-month period or over the balance of the current term of the Contract, exclusive or without extensions thereof, the sum of $50,000 or more.

11.2	Other Definitions.

In addition to the terms set forth in Section 11.1 and elsewhere in this Agreement, each of the following terms is defined in the section set forth opposite such term:

Defined Term	Page
Accredited Investor	30
Actions	28
Agreed Directors	28
Agreement	Recitals
Amendment	28
Ancillary Agreements	42
CCC	4
Certificate of Designations	30
Certificate of Merger	1
Closing	5
Closing Date	5
Code	Recitals
Controlled Group	10
Conversion Rate	2
D&O Insurance	33
DGCL	Recitals
Disclosure Schedules	6
Dissenter Payment Threshold	31
Effective Date	1
Effective Time	1
ERISA	10
Lock-Up Agreements	30
Long Term Debt	26
Material Orion Permits	17
Merger	Recitals
Merger Sub	Recitals
OSHA	14
Orion	Recitals
Orion Common Stock	3

Orion Liquidity Requirement	33
Orion Material Adverse Change	32
Participating Stockholder	5
Registration Rights Agreement	28
Related Transactions	5
Secretary	33
Series B Preferred Stock	2
Short Term Debt	26
Stockholders Meeting	28
Surviving Corporation	1
Surviving Corporation Common Stock	3
Target Common Stock	2
Target Dissenting Shares	4
Target Material Adverse Change	31
Target Options	3
Target Stock Option Plans	3
Target Warrants	2
Tax Return	11
Tax Ruling	12
Taxes	11
Voting Agreement	28

11.3	Expenses.

Each party hereto shall bear its own expenses with respect to the transactions contemplated hereby.

11.4	Amendment.

This Agreement may only be amended, modified or supplemented pursuant to a written agreement signed by each of the parties hereto.

11.5	Non-Survival of Representation and Warranty Breach.

No breach of any of the representations and warranties in this Agreement by any party hereto, or of any representation or warranty contained in any instrument delivered pursuant to this Agreement by any party hereto, shall survive the Effective Time. This Section 11.15 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

11.6	Confidentiality and Return of Information to Target.

(a) On and after the date of this Agreement, Orion shall keep secret and confidential (i) all information heretofore or hereafter acquired by it and deemed to be confidential by Target; and (ii) all other information provided by Target to Orion relating to the business, operations, employees, customers and distributors of Target, including, but not limited to, any customer or distributor lists, documentation regarding Intellectual Property, marketing arrangements, business plans, sales plans, promotional sales materials, pricing information, manuals, correspondence, notes, financial data or employee information (all such information described in clauses (i) and (ii) above is hereinafter collectively referred to as “Target Confidential Information”).

(b) Upon any termination of this Agreement pursuant to ARTICLE X hereof, Orion shall return to Target all documents and copies of documents in its possession relating to any Target

Confidential Information, and no director, officer, employee or representative of Orion shall make or retain any copy or extract of any of the foregoing.

11.7	Confidentiality and Return of Information to Orion.

(a) On and after the date of this Agreement, Target shall keep secret and confidential (i) all information heretofore or hereafter acquired by it and deemed to be confidential by Orion, and (b) all other information provided by Orion to Target relating to the business, operations, and employees of Orion, including, but not limited to, any documentation regarding Intellectual Property, marketing arrangements, business plans, sales plans, promotional sales materials, pricing information, manuals, correspondence, notes, financial data or employee information (all such information described in clauses (a) and (b) above is hereinafter collectively referred to as “Orion Confidential Information”).

(b) Upon any termination of this Agreement pursuant to ARTICLE X hereof, Target shall return to Orion all documents and copies of documents in its possession relating to any Orion Confidential Information, and no director, officer, employee or representative of Target shall make or retain any copy or extract of any of the foregoing.

11.8	Press Release: Public Announcements.

Reasonably promptly after execution of this Agreement and the filing by Orion of a Current Report on Form 8-K disclosing this Agreement, Target and Orion may issue press releases in the form reasonably acceptable to the parties to this Agreement. The parties shall not make any other public announcements in respect of this Agreement or the transactions contemplated herein without prior consultation and written approval by the other party as to the form and content thereof, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, any party may make any disclosure which its counsel advises is required by applicable law or regulation, in which case the other party shall be given such reasonable advance notice as is practicable in the circumstances and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

11.9	Notices.

Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when received if given in person; (b) on the date of transmission if sent by telex, facsimile or other wire transmission; or (c) three business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to Target:

Medivation, Inc.

501 Second Street, Suite 211

San Francisco, California 94107

Attention: Chief Financial Officer

Facsimile: (415) 543-3113

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, California 94025

Attention: Michael W. Hall, Esq.

Facsimile: (650) 463-2600

and:

If to Orion or Merger Sub:

401 Wilshire Boulevard, Suite 1020

Santa Monica, California 90401

Facsimile No.: (310) 526-5000

with a copy (which shall not constitute notice) to:

Graubard Miller

(To January 15, 2005)

600 Third Avenue, 32nd Floor

New York, New York 10016

(After January 15, 2005)

405 Lexington Avenue

New York, New York 10174

Attention: Andrew D. Hudders, Esq.

Facsimile No.: (212) 818-8881

Email: ahudders@graubard.com

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

11.10	Waivers.

The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

11.11	Interpretation.

The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules and Exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

11.12	Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

11.13	Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by any party without the prior written consent of all the other parties hereto.

11.14	No Third Party Beneficiaries.

This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

11.15	Further Assurances.

Upon the request of the parties hereto, the other parties hereto shall, on and after the Closing Date, execute and deliver such other documents, releases, assignments and other instruments as may be required to effectuate completely the transactions contemplated by this Agreement.

11.16	Severability.

If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall remain in full force and shall not be affected thereby, and there shall be deemed substituted for such invalid, illegal or unenforceable provision a valid, legal and enforceable provision as similar as possible to the provision at issue.

11.17	Remedies Cumulative.

The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

11.18	Entire Understanding.

This Agreement (including the Schedules and Exhibits attached hereto) together with the Voting Agreement, the Registration Rights Agreement and the Lock-Up Agreements (together, the “Ancillary Agreements”), set forth the entire agreement and understanding of the parties hereto and supersede all prior agreements, arrangements and understandings between the parties.

11.19	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile transmissions of any signed original document, or transmission of any signed facsimile document, shall constitute delivery of an executed original. At the request of any of the parties, the parties shall confirm facsimile transmission signatures by signing and delivering an original document.

11.20	Resolution of Disputes.

In the event that there is a dispute in connection with this Agreement or any transaction related to this Agreement, if the controversy cannot be resolved by Target and Orion within 10 days of the notification in writing by Target to Orion, then the controversy initially shall be submitted for resolution by mediation by JAMS/Endispute in San Francisco, California or its successor, and if the matter is not resolved through such mediation process within the first to occur of (a) the expiration of 30 days from such submission to mediation; or (b) the holding of two meetings of Target and Orion within such mediation, then such controversy shall be submitted to final and binding arbitration by the American Arbitration Association (“AAA”), which shall have jurisdiction of the matter pursuant to its rules of commercial arbitration sitting in San Francisco, California, with one arbitrator to be mutually appointed by Orion and Target, or in the absence of such appointment, to be appointed by the AAA.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

ORION ACQUISITION CORP. II

By:	/S/ CHRISTOPHER A. MARLETT
Name:	Christopher A. Marlett
Title:	President

MEDIVATION ACQUISITION CORP.

By:	/S/ ANTHONY DIGIANDOMENICO
Name:	Anthony DiGiandomenico
Title:	President

MEDIVATION, INC.

By:	/S/ DAVID T. HUNG
Name:	David T. Hung, M.D.
Title:	President and Chief Executive Officer

EXHIBIT 1.2

CERTIFICATE OF MERGER

OF

MEDIVATION ACQUISITION CORP.

WITH AND INTO

MEDIVATION, INC.

Medivation, Inc., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

1.	That the name and state of incorporation of the constituent corporations is as follows:

a.	Medivation, Inc., a Delaware corporation (“Medivation”); and

b.	Medivation Acquisition Corp., a Delaware corporation (“MAC”).

2.	That the Agreement and Plan of Merger, dated as of December 17, 2004, by and among Medivation, Orion Acquisition Corp. II, a Delaware corporation (“Orion”) and MAC, a wholly-owned subsidiary of Orion (the “Agreement and Plan of Merger”), has been approved, adopted, certified, executed and acknowledged by each constituent corporation, in each case in accordance with Section 251 of the Delaware General Corporation Law (“DGCL”).

3.	That the name of the surviving corporation is Medivation, Inc., a Delaware corporation (the “Surviving Corporation”).

4.	That the Certificate of Incorporation of Medivation, as in effect immediately prior to the Merger, shall remain in effect as the Certificate of Incorporation of the Surviving Corporation.

5.	That the executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation, 501 Second Street, Suite 211, San Francisco, CA 94107.

6.	That a copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

IN WITNESS WHEREOF, Medivation has caused this Certificate of Merger to be executed by its duly authorized officer this 17th day of December, 2004.

MEDIVATION, INC.

By:	/s/ DAVID T. HUNG, M.D.
Name:	David T. Hung, M.D.
Its:	President and Chief Executive Officer

EXHIBIT 6.6(c) TO EXHIBIT 99.1 OF SCHEDULE 13D

VOTING AGREEMENT

This Voting Agreement (the “Agreement”) is made effective as of December     , 2004, by and among Orion Acquisition Corp. II, a Delaware corporation (the “Company”) and                      (“Stockholder”).

RECITALS

WHEREAS, pursuant to a Merger Agreement (the “Merger Agreement”), by and among the Company, Medivation Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Newco”), and Medivation, Inc., a Delaware corporation (“Medivation”), Newco will be merged with and into Medivation (the “Merger”), with Medivation as the surviving corporation and a wholly-owned subsidiary of the Company;

WHEREAS, Stockholder and the other former stockholders of Medivation will receive in the Merger, in exchange for the issued and outstanding shares of Medivation common stock owned by them, shares of the Series B Preferred Stock of the Company;

WHEREAS, pursuant to stock purchase agreements, each dated of even date herewith (collectively, the “Stock Purchase Agreements”), by and between the Company and the investors listed therein (collectively, the “Investors”), the Company has agreed to issue and sell to the Investors, and the Investors have agreed to purchase from the Company, up to a maximum of 7,800,000 shares of the Company’s Common Stock at a purchase price of $1.55 per share;

WHEREAS, it is a condition to the obligations of the Company and Medivation under the Merger Agreement, and it is also a condition to the obligations of the Company and the Investors under the Stock Purchase Agreements, that Stockholder agree to vote the shares of Company stock owned by him in the manner set forth in this Agreement; and

WHEREAS, the parties desire to enter into this Agreement and to provide that in exercising any voting rights related to the subject matter of this Agreement, the shares of the Company’s voting stock held by Stockholder shall be voted as provided in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

General; Definitions

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

(a) “Common Stock” shall mean the Company’s common stock, $0.01 par value per share, having the rights, preferences and privileges as set forth in the Company’s certificate of incorporation and bylaws, as amended and in effect on the date thereof.

FORM OF VOTING AGREEMENT

(b) “Series B Preferred Stock” shall mean the Company’s Series B Preferred Stock, $0.01 par value per share, having the rights, preferences and privileges as set forth in the Company’s certificate of incorporation and bylaws, as amended and in effect on the date thereof.

(c) “Shares” shall mean, collectively, the shares of Series B Preferred Stock issued to Stockholder in the Merger, and the shares of Common Stock into which such Series B Preferred Stock is convertible.

ARTICLE 2

Agreement to Vote

2.1 Agreement to Vote. During the term of this Agreement, Stockholder hereby agrees and covenants to vote or cause to be voted all of his Shares then owned by him, or over which he has voting power, at any regular or special meeting of stockholders, or, in lieu of any such meeting, to give his written consent in any action by written consent of the stockholders, in favor of each of the following items:

(a) The amendment of the Certificate of Incorporation of the Company to:

(i) increase the authorized shares of Common Stock of the Company to 50,000,000 shares; and

(ii) change the name of the Company to a name specified by the Board of Directors of the Company, which name shall include the word “Medivation”; and

(iii) make any other change that the Company’s Board of Directors has determined to be necessary or advisable in order to obtain listing of the Company’s Common Stock on the Nasdaq SmallCap Market; and

(b) The election to the Company’s Board of Directors of the following five (5) individuals:

(i) Steve Gorlin;

(ii) David T. Hung, M.D.;

(iii) One (1) nominee of the former stockholders of Medivation; and

(iv) Two (2) nominees of MDB Capital Group LLC.

(c) In the event that any of the persons nominated pursuant to Section 2.1(b) is unable or unwilling to serve as a director, the election of such successor nominee as is designated by the parties entitled to designate such nominee pursuant to Section 2.1(b).

FORM OF VOTING AGREEMENT

2.2 Further Assurances. Stockholder shall take such action as may be reasonably necessary to perform his obligations hereunder.

ARTICLE 3

Miscellaneous

3.1 Termination. This Agreement shall remain in effect until the conclusion of any stockholders meeting, and any adjournment thereof, duly called and held to consider and vote on the matters set forth in Section 2.1 hereof (the “Required Approvals”) (or the conclusion of any solicitation of consents to such matters in lieu of a stockholders meeting). From and after such date, this Agreement shall terminate automatically and without further action by any of the parties.

3.2 Prompt Action. The Company agrees to take all actions necessary to obtain the Required Approvals as promptly as is practicable following the closing of the transactions contemplated by the Merger Agreement and the Stock Purchase Agreement, including without limitation, filing an appropriate proxy statement with the Securities and Exchange Commission.

3.3 Successors; Legending of Shares. The terms of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties hereto and each transferee or assignee of the Shares subject to this Agreement shall continue to be subject to the terms hereof. During the term of this Agreement, each certificate representing the Shares subject to this Agreement shall be endorsed by the Company with a legend reading substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

Within three (3) business days following termination of this Agreement, the Company shall provide to Stockholder new certificates from which the above legend has been removed.

3.4 Governing Law. This Voting Agreement shall be governed in all respects by the laws of the State of New York without regard to choice of laws or conflict of laws provisions thereof.

3.5 Specific Performance. In the event of a breach by any party of its obligation to vote or act as provided in this Agreement, any aggrieved party shall be entitled to a decree of specific performance. The aggrieved party shall not be denied specific performance by a court on the ground that a remedy at law is adequate or on other grounds relating to the jurisdiction of a court of equity.

FORM OF VOTING AGREEMENT

3.6 Successors and Assigns. This Agreement and all rights, duties and obligations hereunder shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties.

3.7 Entire Agreement; Amendment. This Agreement and any term hereof may be amended, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument signed by the Company and Stockholder; provided, however, that no amendment hereto shall affect the obligation of Stockholder to vote in favor of the Required Approvals. Any amendment or waiver of this Agreement so effected shall be binding upon each of the parties to this Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. Any prior agreements, understandings or representations with respect to the subject matter hereof, are superseded by this Agreement and shall have no further force or effect.

3.8 Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by first-class United States mail or delivered in person or sent via next day Federal Express delivery or any other nationally-recognized overnight delivery service or by facsimile (with confirmation of receipt), addressed:

(a) if to Stockholder, at such address as set forth opposite Stockholder’s signature to this Agreement, or at such other address as Stockholder shall have furnished to the Company in writing;

(b) if to any other holder of any securities subject to this Agreement, at such address as such holder shall have furnished to the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such securities who has so furnished an address to the Company; or

(c) if to the Company, at the address set forth below the signature of the Company’s duly authorized representative.

Notice shall be deemed to be received for purposes of this Agreement (i) when delivered, if delivered in person, (ii) one (1) business day after having been deposited for delivery, if delivered by next day Federal Express delivery or any other nationally-recognized overnight delivery service, (iii) three (3) days after having been deposited in the United States mails with first class postage prepaid and addressed to the recipient and (iv) when sent, if delivered by facsimile (with confirmation of receipt).

3.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall

FORM OF VOTING AGREEMENT

be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

3.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

3.11 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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FORM OF VOTING AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Voting Agreement as of the date first set forth above.

COMPANY:	ORION ACQUISITION CORP. II
501 Second Street, Suite 211
San Francisco, CA 94107

Fax: (415) 543-3113	By:
Name:
Title:

STOCKHOLDER:
Signature

FORM OF VOTING AGREEMENT

EXHIBIT 6.7 TO EXHIBIT 99.1 OF SCHEDULE 13D

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the “Agreement”) is made and entered into as of this          day of December, 2004 by and among Orion Acquisition Corp. II, a Delaware corporation (the “Company”), on the one hand, and                                      on the other hand.                                  are sometimes referred to collectively herein as the “Medivation Stockholders.”

The parties hereby agree as follows:

1. Certain Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any person, any other person which directly or indirectly controls, is controlled by, or is under common control with, such person.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Common Stock” shall mean the Company’s common stock, par value $0.01 per share, and any securities into which such shares may hereinafter be reclassified.

“Investor Registrable Securities” shall mean the Investor Shares and any other securities issued or issuable with respect to or in exchange for Investor Registrable Securities; provided, that, a security shall cease to be an Investor Registrable Security upon (A) sale pursuant to a Registration Statement or Rule 144 under the 1933 Act, or (B) such security becoming eligible for sale by the Investors pursuant to Rule 144(k).

“Investor Registration Rights Agreement” means the registration rights agreement, dated on or about the date hereof, between the Company and the Investors.

“Investor Shares” means the shares of Common Stock issued pursuant to the Purchase Agreement.

“Investors” shall mean the Investors identified in the Purchase Agreement and any Affiliate or permitted transferee of any Investor who is a subsequent holder of any Registrable Securities.

“Medivation Registrable Securities” shall mean the Medivation Shares and any other securities issued or issuable with respect to or in exchange for Medivation Registrable Securities; provided, that, a security shall cease to be a Medivation Registrable Security upon (A) sale pursuant to a Registration Statement or Rule 144 under the 1933 Act, or (B) such security becoming eligible for sale by the applicable Medivation Stockholder pursuant to Rule 144(k).

“Medivation Shares” means the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock issued to the Medivation Stockholders in the Merger.

FORM OF REGISTRATION RIGHTS AGREEMENT

“Merger” shall mean the merger of Medivation Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company, with and into Medivation, Inc., a Delaware corporation.

“Prospectus” shall mean the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus.

“Purchase Agreement” means, collectively, those certain stock purchase agreements by and between the Company and the Investors.

“Register,” “registered” and “registration” refer to a registration made by preparing and filing a Registration Statement or similar document in compliance with the 1933 Act (as defined below), and the declaration or ordering of effectiveness of such Registration Statement or document.

“Registrable Securities” shall mean the Medivation Registrable Securities and the Investor Registrable Securities, collectively.

“Registration Statement” shall mean any registration statement of the Company filed under the 1933 Act that covers the resale of any of the Medivation Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

“Required Investors” means the Investors holding a majority of the Investor Registrable Securities.

“Required Medivation Stockholders” means Medivation Stockholders holding a majority of the Medivation Registrable Securities.

“SEC” means the U.S. Securities and Exchange Commission.

“Series B Preferred Stock” shall mean the Company’s Series B preferred stock, par value $0.01 per share, and any securities into which such shares may hereinafter be reclassified.

“Shares” means the Medivation Shares and the Investor Shares, collectively.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2. Registration.

(a) Registration Statements. The Company agrees to include the Medivation Registrable Securities in any Registration Statement filed by the Company pursuant to the Investor Registration Rights Agreement.

FORM OF REGISTRATION RIGHTS AGREEMENT

(b) Expenses. The Company will pay all expenses associated with each registration, including filing and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the Medivation Registrable Securities for sale under applicable state securities laws, and listing fees, but the Company will not be responsible for paying any stock transfer taxes, discounts, commissions, fees and expenses of counsel to the holders of the Medivation Registrable Securities, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Medivation Registrable Securities being sold.

(c) Effectiveness.

(i) The Company shall use commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable. The Company shall notify the Medivation Stockholders by facsimile or e-mail as promptly as practicable, and in any event, within twenty-four (24) hours, after any Registration Statement is declared effective and shall promptly (but in any event within two Business Days of such effective date) provide the Medivation Stockholders with copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby.

(ii) In the event (A) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to a Registration Statement or related Prospectus or for additional information; (B) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose; (C) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (D) of any event or circumstance which necessitates the making of any changes in the Registration Statement or Prospectus, or any document incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; then the Company may delay the disclosure of material non-public information concerning the Company, by suspending the use of any Prospectus included in any registration contemplated by this Section containing such information, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company (an “Allowed Delay”); provided, that the Company shall promptly (a) notify the Medivation Stockholders in writing of the existence of (but in no event, without the prior written consent of a Medivation Stockholder, shall the Company disclose to such Medivation Stockholder any of the facts or circumstances regarding) any material non-public information giving rise to an Allowed Delay, (b) advise the Medivation Stockholders in writing to cease all sales under the Registration Statement until the end of the Allowed Delay and (c) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.

FORM OF REGISTRATION RIGHTS AGREEMENT

3. Company Obligations. The Company will use commercially reasonable efforts to effect the registration of the Medivation Registrable Securities in accordance with the terms hereof, and pursuant thereto the Company will, as expeditiously as possible:

(a) use commercially reasonable efforts to cause such Registration Statement to become effective and to remain continuously effective for a period that will terminate upon the earlier of (i) the date on which all Medivation Registrable Securities covered by such Registration Statement as amended from time to time, have been sold, and (ii) the date on which all Medivation Registrable Securities covered by such Registration Statement may be sold pursuant to Rule 144(k) (the “Effectiveness Period”) and advise the Medivation Stockholders in writing when the Effectiveness Period has expired;

(b) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement and the Prospectus as may be necessary to keep the Registration Statement effective for the period specified in Section 3(a) and to comply with the provisions of the 1933 Act and the 1934 Act with respect to the distribution of all of the Registrable Securities covered thereby;

(c) furnish to the Medivation Stockholders (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company one (1) copy of any Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto (other than any portion of any thereof which contains information for which the Company has sought confidential treatment), and (ii) such number of copies of a Prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as each Medivation Stockholder may reasonably request in order to facilitate the disposition of the Medivation Registrable Securities owned by such Medivation Stockholder that are covered by the related Registration Statement;

(d) use commercially reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness and, (ii) if such order is issued, obtain the withdrawal of any such order at the earliest possible moment;

(e) prior to any public offering of Medivation Registrable Securities, use commercially reasonable efforts to register or qualify or cooperate with the Medivation Stockholders and their counsel in connection with the registration or qualification of such Medivation Registrable Securities for offer and sale under the securities or blue sky laws of California, Connecticut, Massachusetts, New Jersey, New York, Pennsylvania and Texas and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such jurisdictions of the Medivation Registrable Securities covered by the Registration Statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(e), (ii) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this Section 3(e), or (iii) file a general consent to service of process in any such jurisdiction;

FORM OF REGISTRATION RIGHTS AGREEMENT

(f) use commercially reasonable efforts to cause all Medivation Registrable Securities covered by a Registration Statement to be listed on each securities exchange, interdealer quotation system or other market on which similar securities issued by the Company are then listed;

(g) immediately notify the Medivation Stockholders, at any time when a Prospectus relating to Medivation Registrable Securities is required to be delivered under the 1933 Act, upon discovery that, or upon the happening of any event as a result of which, the Prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and at the request of any such holder, promptly prepare and furnish to such holder a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Medivation Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

(h) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC under the 1933 Act and the 1934 Act, take such other actions as may be reasonably necessary to facilitate the registration of the Medivation Registrable Securities hereunder; and make available to its security holders, as soon as reasonably practicable, but not later than the Availability Date (as defined below), an earnings statement covering a period of at least twelve (12) months, beginning after the effective date of each Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the 1933 Act, including Rule 158 promulgated thereunder (for the purpose of this subsection 3(i), “Availability Date” means the 45th day following the end of the fourth fiscal quarter that includes the effective date of such Registration Statement, except that, if such fourth fiscal quarter is the last quarter of the Company’s fiscal year, “Availability Date” means the 90th day after the end of such fourth fiscal quarter).

(i) With a view to making available to the Medivation Stockholders the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit the Investors to sell shares of Common Stock to the public without registration, the Company covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) six months after such date as all of the Medivation Registrable Securities may be resold pursuant to Rule 144(k) or any other rule of similar effect or (B) such date as all of the Medivation Registrable Securities shall have been resold; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the 1934 Act; and (iii) furnish to each Investor upon request, as long as such Investor owns any Medivation Registrable Securities, (A) a written statement by the Company that it has complied with the reporting requirements of the 1934 Act, (B) a copy of the Company’s most recent Annual Report on Form 10-KSB or Quarterly Report on Form 10-QSB and (C) such other information as may be reasonably requested in order to avail such Medivation Stockholder of any rule or regulation of the SEC that permits the selling of any such Medivation Registrable Securities without registration.

FORM OF REGISTRATION RIGHTS AGREEMENT

4. Due Diligence Review; Information. The Company shall make available, during normal business hours, for inspection and review by the Medivation Stockholders, advisors to and representatives of the Medivation Stockholders (who may or may not be affiliated with the Medivation Stockholders and who are reasonably acceptable to the Company), all financial and other records, all SEC Filings (as defined in the Purchase Agreement) and other filings with the SEC, and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review, and cause the Company’s officers and directors, within a reasonable time period, to supply all such information reasonably requested by the Medivation Stockholders or any such representative, advisor or underwriter in connection with such Registration Statement (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of the Registration Statement for the sole purpose of enabling the Medivation Stockholders and such representatives, advisors and underwriters and their respective accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the accuracy of such Registration Statement.

The right of any Medivation Stockholder to obtain information from the Company pursuant to this Section 4 shall be expressly conditioned upon such Medivation Stockholder entering into an appropriate confidentiality agreement with the Company with respect thereto.

5. Obligations of the Medivation Stockholders.

(a) Each Medivation Stockholder shall furnish in writing to the Company such information regarding itself, the Medivation Registrable Securities held by it and the intended method of disposition of the Medivation Registrable Securities held by it, as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request. At least five (5) Business Days prior to the first anticipated filing date of any Registration Statement, the Company shall notify each Medivation Stockholder of the information the Company requires from such Medivation Stockholder if such Medivation Stockholder elects to have any of its Medivation Registrable Securities included in the Registration Statement. A Medivation Stockholder shall provide such information to the Company at least two (2) Business Days prior to the first anticipated filing date of such Registration Statement if such Medivation Stockholder elects to have any of its Medivation Registrable Securities included in the Registration Statement.

(b) Each Medivation Stockholder, by its acceptance of the Medivation Registrable Securities agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a Registration Statement hereunder, unless such Medivation Stockholder has notified the Company in writing of its election to exclude all of its Medivation Registrable Securities from such Registration Statement.

(c) Each Medivation Stockholder agrees that, upon receipt of any notice from the Company of either (i) the commencement of an Allowed Delay pursuant to Section 2(c)(ii) or (ii) the happening of an event pursuant to Section 3(g) hereof, such Medivation Stockholder will immediately discontinue disposition of Medivation Registrable Securities pursuant to the Registration Statement covering such Medivation Registrable Securities, until the Medivation Stockholder’s receipt of the copies of the supplemented or

FORM OF REGISTRATION RIGHTS AGREEMENT

amended prospectus filed with the SEC and until any related post-effective amendment is declared effective and, if so directed by the Company, the Medivation Stockholder shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of destruction) all copies in the Medivation Stockholder’s possession of the Prospectus covering the Medivation Registrable Securities current at the time of receipt of such notice.

6. Indemnification.

(a) Indemnification by the Company. The Company will indemnify and hold harmless each Medivation Stockholder and its officers, directors, members, employees and agents, successors and assigns, and each other person, if any, who controls such Medivation Stockholder within the meaning of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof; (ii) any blue sky application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Medivation Registrable Securities under the securities laws thereof (any such application, document or information herein called a “Blue Sky Application”); (iii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (iv) any violation by the Company or its agents of any rule or regulation promulgated under the 1933 Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration; or (v) any failure to register or qualify the Medivation Registrable Securities included in any such Registration in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company will undertake such registration or qualification on a Medivation Stockholder’s behalf and will reimburse such Medivation Stockholder, and each such officer, director or member and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Medivation Stockholder or any such controlling person in writing specifically for use in such Registration Statement or Prospectus. It is agreed that the indemnity agreement contained in this Section 6(a) shall not apply to amounts paid in settlement of any such losses, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed).

(b) Indemnification by the Medivation Stockholder. Each Medivation Stockholder agrees, severally but not jointly, to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors, officers, employees, stockholders and each person who controls the Company (within the meaning of the 1933 Act) against any losses, claims, damages, liabilities and expense (including reasonable attorney fees) resulting from any

FORM OF REGISTRATION RIGHTS AGREEMENT

untrue statement of a material fact or any omission of a material fact required to be stated in the Registration Statement or Prospectus or preliminary prospectus or amendment or supplement thereto or necessary to make the statements therein not misleading, to the extent, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by such Medivation Stockholder to the Company specifically for inclusion in such Registration Statement or Prospectus or amendment or supplement thereto. In no event shall the liability of a Medivation Stockholder be greater in amount than the dollar amount of the proceeds (net of all expense paid by such Medivation Stockholder in connection with any claim relating to this Section 6 and the amount of any damages such Medivation Stockholder has otherwise been required to pay by reason of such untrue statement or omission) received by such Medivation Stockholder upon the sale of the Medivation Registrable Securities included in the Registration Statement giving rise to such indemnification obligation. It is agreed that the indemnity agreement contained in this Section 6(b) shall not apply to amounts paid in settlement of any such losses, claim, damage, liability or action if such settlement is effected without the consent of the affected Medivation Stockholder(s) (which consent shall not be unreasonably withheld or delayed).

(c) Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed to pay such fees or expenses, or (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

(d) Contribution. If for any reason the indemnification provided for in the preceding paragraphs (a) and (b) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the

FORM OF REGISTRATION RIGHTS AGREEMENT

indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation. In no event shall the contribution obligation of a holder of Registrable Securities be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such holder in connection with any claim relating to this Section 6 and the amount of any damages such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission) received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.

7.	Miscellaneous.

(a) Amendments and Waivers. This Agreement may be amended only by a writing signed by the Company and the Required Medivation Stockholders. The Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent to such amendment, action or omission to act, of the Required Medivation Stockholders.

(b) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by first-class United States mail or delivered in person or sent via next day Federal Express delivery or any other nationally-recognized overnight delivery service or by facsimile (with confirmation of receipt), addressed to the respective party at the address set forth opposite its signature on this Agreement.

(c) Assignments and Transfers by Medivation Stockholders. The provisions of this Agreement shall be binding upon and inure to the benefit of the Medivation Stockholders and their respective successors and assigns. A Medivation Stockholder may transfer or assign, in whole or from time to time in part, to one or more persons its rights hereunder in connection with the transfer of Medivation Registrable Securities by such Medivation Stockholder to such person, provided that such Medivation Stockholder complies with all laws applicable thereto and provides written notice of assignment to the Company promptly after such assignment is effected.

(d) Assignments and Transfers by the Company. This Agreement may not be assigned by the Company (whether by operation of law or otherwise) without the prior written consent of the Required Medivation Stockholders, provided, however, that the Company may assign its rights and delegate its duties hereunder to any surviving or successor corporation in connection with a merger or consolidation of the Company with another corporation, or a sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation, without the prior written consent of the Required Medivation Stockholders, after notice duly given by the Company to each Medivation Stockholder.

(e) Benefits of the Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights,

FORM OF REGISTRATION RIGHTS AGREEMENT

remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(f) Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.

(g) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(h) Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provisions hereof prohibited or unenforceable in any respect.

(i) Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

(j) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(k) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of California located in The City and County of San Francisco and the United States District Court for the Northern District of California for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN

FORM OF REGISTRATION RIGHTS AGREEMENT

ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(l) Lock-Up Agreements. Each Medivation Stockholder expressly acknowledges that it has signed a lock-up agreement, of even date herewith (the “Lock-Up Agreements”), providing for certain restrictions on its ability to transfer its Medivation Registrable Securities. Each Medivation Stockholder expressly acknowledges and agrees that its rights to sell or dispose of all or any portion of, or any interest in, its Medivation Registrable Securities are subject to the overriding restrictions set forth in the Lock-Up Agreements.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

The Company:	ORION ACQUISITION CORP. II
501 Second Street, Suite 211
San Francisco, CA 94107

By:
Name:
Title:

The Medivation Stockholders:

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT 6.14 TO EXHIBIT 99.1 OF SCHEDULE 13D

LOCK-UP AGREEMENT

December     , 2004

Orion Acquisition Corp. II

401 Wilshire Boulevard – Suite 1020

Santa Monica, California 90401

Ladies and Gentlemen:

In connection with a private offering of stock by Orion Acquisition Corp. II, (“Corporation”) and the merger (“Merger”) between a subsidiary of the Corporation and Medivation, Inc., a Delaware corporation (“Medivation”), (i) to induce the Corporation to sell such stock to “accredited” or otherwise sophisticated investors (“Investors”), (ii) to induce the Investors to purchase stock of the Corporation, and (iii) to induce the Corporation to consummate the Merger, the undersigned, agrees to neither directly nor indirectly:

(1)	sell or offer or contract to sell or offer, grant any option or warrant for the sale of, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of ( all being referred to as a “Transfer”) any legal or beneficial interest in any Restricted Shares. “Restricted Shares” shall mean (a) the shares of the Series B Preferred Stock, $.01 par value, of the Corporation to be received by the undersigned in the Merger in exchange for the issued and outstanding shares of Medivation Common Stock, $.001 par value, held by the undersigned immediately prior to consummation of the Merger (the “Restricted Series B Shares”), (b) the shares of the Common Stock, $.01 per share, of the Corporation issuable upon conversion of the Restricted Series B Shares (the “Restricted Common Shares”), and (c) any other securities of the Corporation that may become issuable with respect to any of the Restricted Series B Shares and/or the Restricted Common Shares, by way of stock split, stock dividend or otherwise; or

(2)	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Restricted Shares, whether such swap transaction is to be settled by delivery of any Restricted Shares or other securities of any person, in cash or otherwise, for the period commencing the date of the consummation of the Merger and ending on the later of (i) first anniversary of the consummation of the Merger, or (ii) the closing of the database for the Corporation’s (including though its subsidiary) planned Phase II randomized, double-blinded, placebo controlled study of Dimebon in Alzheimer’s disease patients in Russia, which is expected to occur in the first half of 2006, but, notwithstanding the foregoing time periods, the lock-up period will not exceed two years after the consummation of the Merger.

Notwithstanding the foregoing limitations, this lock-up agreement will not prevent any Transfer of any or all of the Restricted Shares, [i] either during the undersigned’s lifetime or on the undersigned’s death, by gift, will or intestate succession, to the undersigned’s “family member” or to trusts, family limited partnerships and similar entities for the benefit of the undersigned or the undersigned’s “family members”; or if the undersigned is an entity, to the stockholders, members or other owners of such entity, provided, however, that in each and any such event it shall be a condition to the Transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Restricted Shares subject to the provision of this lock-up agreement, and other than to return the Restricted Shares to the former ownership, there shall be no further Transfer of the Restricted Shares except in accordance with this lock-up agreement, or [ii] upon the approval by unanimous written consent of the then board of directors of the Corporation. For purposes of this sub-paragraph, “family member” shall mean spouse, lineal descendants, stepchildren, father, mother, brother or sister of the transferor or of the transferor’s spouse.

FORM OF LOCK UP AGREEMENT

The undersigned has submitted or in the future will submit any certificates representing the Restricted Shares to the Corporation so that it may apply the appropriate legend thereto to reflect the existence and general terms of this lock-up agreement.

This lock-up agreement will be legally binding on the undersigned and on the undersigned’s heirs, successors, executors, administrators, conservators and permitted assigns, executed as an instrument governed by the laws of the State of California.

Very truly yours,

Number of Series B Restricted Shares

2
FORM OF LOCK UP AGREEMENT

EXHIBIT 6.15 TO EXHIBIT 99.1 OF SCHEDULE 13D

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS,

PREFERENCES, RIGHTS AND LIMITATIONS OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

ORION ACQUISITION CORP. II

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

Orion Acquisition Corp. II, a Delaware corporation (hereinafter called the “Company”), hereby certifies that, pursuant to the authority expressly vested in the Board of Directors of the Company by the Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and in accordance with the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, the Board of Directors has duly adopted the following resolutions.

WHEREAS, pursuant to the Certificate of Incorporation (which authorizes 1,000,000 shares of preferred stock, $.01 par value per share (“Preferred Stock”)), the Board of Directors fixed the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series B Convertible Preferred Stock, and

WHEREAS, no shares of Series B Convertible Preferred Stock have been issued,

RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Company and the provisions of the Certificate of Incorporation, the Certificate of Designations filed with the office of the Secretary of State of Delaware on [                    ], 2004 creating a class of authorized Preferred Stock of the Company designated as Series B Convertible Preferred Stock is hereby amended and restated in its entirety and that the designation and number of shares thereof and the voting powers, preferences and other rights of the shares of such class, and the qualifications, limitations and restrictions thereof as amended and restated, are as follows:

RESOLVED, that the Company is authorized to issue Series B Convertible Preferred Stock on the following terms and with the provisions herein set forth

(1). Designation and Number of Shares. Of the 1,000,000 shares of Preferred Stock authorized pursuant to the Fourth Article of the Company’s Certificate of Incorporation, 450,000 shares are hereby designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”).

(2). Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, subject to the rights of other Series of Preferred Stock that are in existence or may, from time to time, come into existence, the assets of the Company available for distribution to shareholders shall be distributed among the holders of the Series B

Preferred Stock and among common stock, $0.01 par value per share (“Common Stock”) on the basis of each share of Series B Preferred Stock receiving an amount of cash or other distributable property that is the Conversion Rate (as hereinafter defined) times the amount payable or distributable for each share of Common Stock.

(3). Redemption. The Series B Preferred Stock does not have any redemption rights.

(4). Dividends. The Series B Preferred Stock will not be entitled to dividends unless the Company pays cash dividends or dividends in other property to holders of outstanding shares of Common Stock, in which event, each outstanding share of the Series B Preferred Stock will be entitled to receive dividends of cash or property equivalent to that paid in respect of one share of Common Stock times the Conversion Rate (as hereinafter defined). Any dividend payable to the Series B Preferred Stock will have the same record and payment date and terms as the dividend is payable on the Common Stock.

(5). Mandatory Conversion.

(a). Conversion. In the event that the Company increases the number of shares of authorized Common Stock to be equal to or in excess of 25,000,000 shares of Common Stock, then upon the filing and acceptance of any change in the Certificate of Incorporation reflecting the increase in capital, whether by amendment or restatement, all the outstanding shares of Series B Preferred Stock will immediately and automatically convert into shares of the Company’s Common Stock without any notice required on the part of the Company or the holder (“Mandatory Conversion”). In such event, holders of Series B Preferred Stock will be entitled to receive Common Stock at the conversion rate of twenty (20) shares of fully paid and non-assessable Common Stock for one (1) share of Series B Preferred Stock (“Conversion Rate”).

(b). Obligation. The Company agrees that it shall in good faith take and any all such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized shares of Common Stock to not less than 25,000,000 and to expeditiously effect the conversion of (i) all outstanding shares of the Series B Preferred Stock to shares of Common Stock and (ii) permit the exercise of all options, warrants or rights to purchase shares of Series B Preferred Stock pursuant to the terms of their defining instruments, including, without limiting use its good faith best efforts to obtain the requisite shareholder approval of any necessary amendment to the Certificate of Incorporation to achieve the foregoing.

(c). Conversion Procedure. The Company shall use its reasonable best efforts to issue or cause its transfer agent to issue the Common Stock issuable upon a Mandatory Conversion within three (3) business days after the Mandatory Conversion. The Company shall bear the cost associated with the issuance of the Common Stock issuable upon the Mandatory Conversion. The Common Stock and other securities issuable upon the Mandatory Conversion shall be issued with a restrictive legend indicating that it was issued in a transaction which is exempt from registration under the Securities Act, and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Company. The Common Stock issuable upon the Mandatory Conversion shall be issued in the same name as the person who is the holder of the Series B

Preferred Stock unless, in the opinion of counsel to the Company, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificates of Common Stock are so recorded and other securities issuable upon the Mandatory Conversion shall be treated as a common stockholder of the Company at the close of business on the date of the Mandatory Conversion. The certificates representing the Series B Preferred Stock shall be cancelled, on the date of the Mandatory Conversion.

(6). Adjustments to Conversion Rate and Reorganization. The Conversion Rate for the number of shares of Common Stock into which the Series B Preferred Stock shall be converted on a Mandatory Conversion shall be subject to adjustment from time to time as hereinafter set forth:

(a) Stock Dividends - Recapitalization, Reclassification, Split-Ups. If, prior to the date of Mandatory Conversion, the number of outstanding shares of Common Stock is increased by a stock dividend on the Common Stock payable in shares of Common Stock or by a split-up, recapitalization or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the number of shares of Common Stock issuable on the Mandatory Conversion of the Series B Preferred Stock shall be increased in proportion to such increase in outstanding shares of Common Stock.

(b) Aggregation of Shares. If prior to the date of Mandatory Conversion, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, upon the effective date thereof, the number of shares of Common Stock issuable on the Mandatory conversion of the Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(c) Change Resulting from Reorganization or Change in Par Value, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock which solely affects the par value of the shares of Common Stock, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Series B Preferred Stock shall have the right thereafter (until the Mandatory Conversion or its equivalent) to receive upon the conversion of the Series B Preferred Stock the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or other transfer, by a holder of the number of shares of Common Stock into which the Series B Preferred Stock is convertible immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock, then such adjustment also shall be made.

(d) Successive Changes. The provisions of this Section shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(7). Voting Rights. The holders of record of shares of Series B Preferred Stock shall be entitled to the following voting rights:

(a) Those voting rights required by applicable law but excluding the right to vote as a separate class (except as provided in Section (12)); and

(b) The right to vote together with the holders of the Common Stock upon all matters submitted to such holders for a vote, the vote of each share of Series B Preferred Stock to be equal to the then Conversion Rate.

Notwithstanding Section (7)(b), so long as the Series B Preferred Stock is outstanding, the holders of Series B Preferred Stock voting as a separate class shall have the right to elect one member of the Board of Directors of the Company, which director shall be subject to removal only upon the vote of the holders of a majority of the Series B Preferred Stock. The above voting rights are also subject to the Protective Rights contained in Section (12) hereof.

(8). No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Preferred Stock against impairment.

(9). No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(10). Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Company shall mail to each holder of Series B Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(11). Notices. Any notice required by the provisions of this Certificate of Designations to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

(12). Protective Provisions. So long as any shares of Series B Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a sixty percent (60%) of the then outstanding shares of Series B Preferred Stock, voting as a separate class:

(a) create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges equal or senior to the Series B Preferred Stock;

(b) alter or change the rights, preferences or privileges of the Series B Preferred Stock;

(c) amend the Company’s Certificate of Incorporation in a manner that materially adversely affects the rights, preferences or privileges of the holders of the Series B Preferred Stock;

(d) increase or decrease the authorized number of shares of Preferred Stock of the Company;

(e) liquidate or wind-up the Company;

(f) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal; or

(g) take any other action which is required to be taken only with the consent or approval of the holders of the Company’s capital stock, whether pursuant to the Certificate of Incorporation or the provisions of the Delaware General Corporation Law.

(13). Approval of the Board of Directors. So long as any shares of Series B Preferred Stock are outstanding, the Company shall not take any action which is required to be taken only with the consent or approval of a majority of the Company’s Board of Directors without the consent or approval of the Series B Director.

(14). Return of Status as Authorized Shares. Upon a Mandatory Conversion or any other redemption or extinguishment of the Series B Preferred Stock, the shares converted, redeemed or extinguished will be automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the Certificate of Incorporation.

FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series B Convertible Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Certificate of Incorporation of the Company pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of the Series B Convertible Preferred Stock on this [    ] day of December, 2004.

ORION ACQUISITION CORP. II

By:

Name:

Title: